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Exhibit 4.17

EXECUTION

LOAN AGREEMENT

Dated as of January 24, 2003

among

THE UNITED AUBURN INDIAN COMMUNITY,

as Borrower

The Lenders herein named,

BANK OF AMERICA, N.A.,

as Administrative Agent

and

WELLS FARGO BANK, N.A.,

as Syndication Agent

BANC OF AMERICA SECURITIES, LLC and WELLS FARGO BANK, N.A.,
Co-Lead Arrangers and Co-Book Managers

i

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	46
4.1	Existence and Qualification; Power; Compliance With Laws	46
4.2	Authority—No Contravention as to Borrower	46
4.3	Authority—Station	47
4.4	No Governmental Approvals Required	47
4.5	The Nature of Borrower	48
4.6	No Management Contract	48
4.7	Financial Statements	48
4.8	No Other Liabilities; No Material Adverse Effect	48
4.9	Title to and Location of Property	48
4.10	Real Property	48
4.11	Intangible Assets	48
4.12	Governmental Regulation	49
4.13	Litigation	49
4.14	Binding Obligations	49
4.15	No Default	49
4.16	ERISA	49
4.17	Regulations T, U and X; Investment Company Act	49
4.18	Disclosure	49
4.19	Tax Liability	50
4.20	Projections	50
4.21	Employee Matters	50
4.22	Gaming Laws	50
4.23	Security Interests	50
4.24	Hazardous Materials	50
4.25	Arbitration	50
4.26	Deposit Accounts	50
4.27	The Tax Exempt Loans	51
4.28	Management and Development Agreements; Investments by Station	51
ARTICLE 5	AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)	51
5.1	Payment of Taxes and Other Potential Liens	51
5.2	Maintenance of Properties	51
5.3	Maintenance of Insurance	52
5.4	Compliance With Laws	52
5.5	Preservation of Licenses and Permits	52
5.6	Inspection Rights	52
5.7	Keeping of Records and Books of Account	53
5.8	Compliance With Agreements	53
5.9	Use of Proceeds	53
5.10	Hazardous Materials Laws	53
5.11	Deposit and Brokerage Accounts	54
5.12	Tax Exempt Loans	54
5.13	Sub Debt Contribution Notes	54
5.14	Government Approvals	54

ARTICLE 6	NEGATIVE COVENANTS	54
6.1	Payment of Subordinated Obligations	54
6.2	Disposition of Property	54
6.3	Investments and Acquisitions	55
6.4	Hostile Tender Offers	55
6.5	Distributions	55
6.6	ERISA	56
6.7	Liens; Negative Pledges; Sales and Leasebacks	56
6.8	Indebtedness and Contingent Obligations	56
6.9	Transactions with Affiliates	57
6.10	Use of Gaming Property Expenditures	57
6.11	Minimum Adjusted Gaming EBITDAM and Sub Debt Contributions	57
6.12	Leverage Ratio	57
6.13	Fixed Charge Coverage Ratio	57
6.14	Capital Expenditures	57
6.15	Deposit Accounts	58
6.16	Construction Covenants	58
6.17	Tax Exempt Notes	59
6.18	Synthetic Leases	61
ARTICLE 7	RECOURSE COVENANTS	61
7.1	Continual Operation of the Thunder Valley Casino	61
7.2	Remittance of Available Cash Flow	61
7.3	Sovereign Immunity; Jurisdiction and Venue	62
7.4	Preservation of Existence; Operation	62
7.5	Ownership of The Thunder Valley Casino; Management	62
7.6	Prohibited Transactions	62
7.7	Amendments to Certain Documents	62
7.8	Impairment of Contracts; Imposition of Governmental Charges	62
7.9	Segregation of Gaming Property	63
7.10	Trust Property	63
7.11	Recourse Obligations; Liens on Gaming Property	63
7.12	Bankruptcy Matters; Etc.	63
7.13	Impairment of Contracts	63
7.14	Tax Exempt Loans	63
ARTICLE 8	INFORMATION AND REPORTING REQUIREMENTS	64
8.1	Financial and Business Information	64
8.2	Compliance Certificates	66
ARTICLE 9	CONDITIONS	67
9.1	Initial Advances on the Closing Date	67
9.2	Advances Under the Tax Exempt Commitment	69
9.3	Any Advance	69
ARTICLE 10	EVENTS OF DEFAULT	70
10.1	Events of Default	70
10.2	Remedies Upon Event of Default	73

ARTICLE 11	THE ADMINISTRATIVE AGENT	75
11.1	Appointment and Authorization	75
11.2	Delegation of Duties	75
11.3	Liability of Administrative Agent	75
11.4	Reliance by Administrative Agent	76
11.5	Notice of Default	76
11.6	Credit Decision; Disclosure of Information by Administrative Agent	76
11.7	Indemnification of Administrative Agent	77
11.8	Administrative Agent in its Individual Capacity	77
11.9	Successor Administrative Agent	77
11.10	Administrative Agent May File Proofs of Claim	78
11.11	Collateral Matters	79
11.12	Other Agents; Arrangers and Managers	79
ARTICLE 12	MISCELLANEOUS	79
12.1	Cumulative Remedies; No Waiver	79
12.2	Amendments; Consents	79
12.3	Costs, Expenses and Taxes	80
12.4	Nature of Lenders' Obligations	81
12.5	Survival of Representations and Warranties	81
12.6	Notices and Other Communications; Facsimile Copies	82
12.7	Execution of Loan Documents	83
12.8	Binding Effect; Assignment	83
12.9	Right of Setoff	86
12.10	Sharing of Setoffs	86
12.11	Indemnification by Borrower	87
12.12	Nonliability of the Lenders	87
12.13	No Third Parties Benefited	88
12.14	Confidentiality	88
12.15	Further Assurances	88
12.16	Integration	89
12.17	Governing Law	89
12.18	Severability of Provisions	89
12.19	Headings	89
12.20	Time of the Essence	89
12.21	Foreign Lenders and Participants	89
12.22	Hazardous Material Indemnity	90
12.23	Gaming Boards	90
12.24	Independent Covenants	90
12.25	Arbitration Reference	90
12.26	PURPORTED ORAL AMENDMENTS	91
12.27	WAIVER OF RIGHT TO TRIAL BY JURY	91
12.28	Lender Covenant	91
12.29	Attorney Costs, Expenses and Taxes	92
12.30	Reliance on Authorization	92
12.31	WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION	92

Exhibits
A	— Assignment Agreement
B	— Compliance Certificate
C	— Deposit Account Agreement
D	— Non Recourse Provisions
E	— Opinion of Bond Counsel
F	— Request for Letter of Credit
G	— Request for Loan
H	— Revolving Note
I	— Tax Certificate
J	— Tax Exempt Note
K	— Term Note
Schedules
4.10	Thunder Valley Casino Site
4.13	Material Litigation
4.24	Environmental Matters
4.26	Deposit Accounts
5.3	Insurance
7.16	Material Amenities

v

LOAN AGREEMENT
Dated as of January 24, 2003

        This Loan Agreement ("Agreement") is entered into by and among The United Auburn Indian Community, a federally recognized Indian tribe (together with its successors and permitted assigns, "Borrower"), each lender whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 12.8 (collectively, as the "Lenders"), Wells Fargo Bank, N.A., as Syndication Agent, and Bank of America, N.A., as Administrative Agent and Swing Line Lender. Bank of America Securities, LLC and Wells Fargo Bank, N.A. have served as Co-Lead Arrangers and Co-Book Managers hereunder.

        In consideration of the foregoing and of the mutual covenants and agreements herein contained, Borrower, the Administrative Agent, the Issuing Lender and the Lenders, covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

        1.1    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Acquisition" means any transaction, or any series of related transactions, by which Borrower directly or indirectly (i) acquires any going business or all or substantially all of the assets of any Person, or any division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of related transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of a 50% or more ownership interest in any partnership, joint venture, limited liability company or any other Person.

        "Activation Fee" means the fee described in Section 3.3(b).

        "Activation Notice" means a written notice to the Administrative Agent of the type described in Section 2.9(c) signed by a Senior Officer of Borrower (other than the Tribal Casino Executive) and certifying that (a) no Default or Event of Default has occurred and remains continuing, (b) each of the representations and warranties set forth in the Loan Documents is true and correct (other than those which speak as of a different date) and (c) Borrower elects to activate the Commitments in the manner described in Section 2.9(c).

        "Adjusted Gaming EBITDAM" means, as of the last day of each Fiscal Quarter, Gaming EBITDAM for the four Fiscal Quarter period then ended (or, if any Fiscal Quarter occurring during that period is not a Post Opening Fiscal Quarter, Gaming EBITDAM for all Post Opening Fiscal Quarters which have then occurred, annualized on a straight-line basis).

        "Administrative Agent" means Bank of America, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

        "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

        "Advance" means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Base Rate Advance, Eurodollar Rate Advance and Tax Exempt Advance.

        "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be presumed (subject to rebuttal by a preponderance of the evidence) to control such corporation, partnership or other Person, provided that Station, Station Management, Station Development and their respective Subsidiaries shall not be deemed to be Affiliates of Borrower.

        "Agent-Related Persons" means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, Bank of America Securities, LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Aggregate Effective Amount" means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate undrawn amount of all such Letters of Credit then outstanding plus (b) the aggregate amounts paid by the Issuing Lender under such Letters of Credit not then reimbursed to the Issuing Lender by Borrower pursuant to Section 2.5(d) and not the subject of Advances made pursuant to Section 2.5(e) or Section 2.5(f).

        "Agreement" means this Loan Agreement, as it may from time to time be supplemented, modified, amended, restated or extended.

        "Appropriate Investment" means any "investment" of the type described in section 1.148-1(b) of the Tax Regulations.

        "Approved Budget" means the line item construction budget for the design and construction of the Thunder Valley Casino including capitalized interest, contingencies, transactional expenses associated herewith, fees and expenses due under the Management Agreement and Development Agreement in an aggregate amount not to exceed $225,000,000.

        "Approved Plans" means the plans, specifications, construction plan and timetable prepared by or for Borrower, all of which plans and specifications describe and show the construction of the Thunder Valley Casino and the labor and materials necessary for the construction thereof.

        "Approved Swap Agreement" means each Swap Agreement between Borrower and a Lender.

        "Arbitration Ordinance" means Borrower's Arbitration Ordinance enacted October 14, 2002, as Borrower's Ordinance 10-14-02-01.

        "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit A.

        "Attorney Costs" means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel to the Administrative Agent.

        "Authorization" means an authorization in a form acceptable to the Administrative Agent, pursuant to which the Borrower has authorized Station Management to request Loans, Letters and Credit and Swing Line Loans on its behalf, and to make withdrawals from, and otherwise conduct transactions with respect to, the Operating Accounts, and to otherwise administer the credit facilities hereunder on behalf of the Borrower.

        "Available Cash Flow" means for any calendar month (a) Gaming EBITDAM, minus (b) Maintenance Capital Expenditures, minus (c) any required principal repayments with respect to Indebtedness and Capital Lease Obligations constituting Recourse Obligations to the extent paid or payable in cash, and minus (d) Interest Expense with respect to Recourse Obligations, in each case during that month and calculated in accordance with Generally Accepted Accounting Principles.

        "Bank of America" means Bank of America, N.A., its successors and assigns.

        "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Base Rate Advance" means an Advance made under the Revolving Commitment or under the Term Commitment and designated as a Base Rate Advance in accordance with Article 2.

        "Base Rate Loan" means a Loan made hereunder and specified to be a Base Rate Loan in accordance with Article 2.

        "Base Rate Margin" means

        (I)  with respect to any Base Rate Loan which is a Term Loan, 350.00 basis points; and (II) with respect to any Base Rate Loan which is a Revolving Loan or a Swingline Loan:

          (a)  for each Pricing Period beginning prior to the Make-Well Release Date, the percentage set forth below (expressed in basis points) opposite the Station Leverage Ratio as of the last day of the fiscal quarter of Station ending immediately prior to the beginning of that Pricing Period:

Station Leverage Ratio	Base Rate Margin
Less than 5.00 to 1.00	150.00
Equal to or greater than 5.00 to 1.00	175.00; and

          (b)  for each Pricing Period beginning on or after the Make-Well Release Date, the percentage set forth below (expressed in basis points) opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the beginning of that Pricing Period:

Leverage Ratio	Base Rate Margin
Less than 0.25 to 1.00	125.00
Equal to or greater than 0.25 to 1.00 but less than 0.75 to 1.00	150.00
Equal to or greater than 0.75 to 1.00 but less than 1.25 to 1.00	175.00
Equal to or greater than 1.25 to 1.00	200.00

        "Bond Counsel" means a nationally recognized law firm with tax-exempt lending experience acceptable to the Administrative Agent.

        "Borrower" means has the meaning set forth in the preamble to this Agreement.

        "Business Board" means the Business Board established pursuant to the Management Agreement.

        "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California and, if such day relates to a Eurodollar Rate Loan, means any such day which is a Eurodollar Business Day.

        "Capital Expenditure" means any expenditure for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under Generally Accepted Accounting Principles, including any amount which is required to be treated as a capital expenditure for an asset subject to a Capital Lease

Obligation, but excluding any expenditures of casualty insurance proceeds to replace or restore fixed assets of Borrower.

        "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

        "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with Generally Accepted Accounting Principles, consistently applied.

        "Cash Equivalents" means, when used in connection with any Person, that Person's Investments in:

          (a)  Government Securities due within one year after the date of the making of the Investment;

          (b)  readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's or AA by S&P in each case due within one year from the making of the Investment;

          (c)  certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any Lender or by any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment;

          (d)  certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

          (e)  repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

          (f)    readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's or A-1 by S&P, in each case due within one year after the date of the making of the Investment;

          (g)  "money market preferred stock" issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody's and AA by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Lender or a bank described in clauses (c) or (d) above;

          (h)  a readily redeemable "money market mutual fund" sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody's and AA by S&P; and

          (i)    corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any State thereof, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody's and AA by S&P.

        "Casino Operations" means the gaming, entertainment, food and beverage and other related operations conducted by the Borrower at the Thunder Valley Casino.

        "Change in Control" means, (a) Borrower engages a primary developer to develop the Thunder Valley Casino, other than any Station Company or its Affiliates, or terminates the development responsibilities of the Station Companies or such Affiliates with respect to the Thunder Valley Casino, or terminates or purports to terminate the Development Agreement; (b) Borrower engages any primary consultant or manager to operate the Thunder Valley Casino, other than any Station Company or its Affiliates, or terminates the management responsibilities of such Station Company or such Affiliates with respect to the Thunder Valley Casino, or terminates or purports to terminate the Management Agreement; (c) Borrower sells, assigns, transfers, leases or otherwise disposes of all or any substantial part of the Gaming Property to any Person, (d) Station Management or Station Development ceases to be a wholly- owned direct or indirect Subsidiary of Station, or (e) Borrower enters into any agreement binding it or requiring it to do any of the foregoing.

        "Closing Date" means the time and Business Day on which the conditions set forth in Section 9.1 are satisfied or waived.

        "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

        "Co-Lead Arrangers" means, collectively, Banc of America Securities, LLC, and Wells Fargo Bank, N.A.. The capacities of the Co-Lead Arrangers is titular in nature, and Bank of America and Wells Fargo Bank, N.A. shall have no special rights or obligations over those of a Lender by reason thereof.

        "Collateral" means, collectively, all of the collateral subject to the Liens, or intended to be subject to the Liens, created by the Collateral Documents.

        "Collateral Documents" means, collectively, the Security Agreement, each Deposit Account Agreement, and each other pledge agreement, deed of trust, security agreement or other similar hypothecation agreement executed by Borrower in connection with the Loan Documents.

        "Commitment Fee Rate" means (a) for each Pricing Period beginning prior to the Make-Well Release Date, 62.5 basis points; and

          (b)  for each Pricing Period beginning on or after the Make-Well Release Date, the percentage set forth below (expressed in basis points) opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the beginning of that Pricing Period:

Leverage Ratio	Commitment Fee Rate
Less than 0.25 to 1.00	50.00
Equal to or greater than 0.25 to 1.00	62.50

        "Commitments" means, collectively, the Revolving Commitment, the Tax Exempt Commitment and the Term Commitment.

        "Compact" means the Tribal-State Compact entered into between Borrower and the State of California, dated as of September 10, 1999, as amended as of the date hereof and with such changes thereto as are not materially adverse to the interests of Borrower or the Creditors or which are approved by the Requisite Lenders.

        "Completion Account" means an account established with the Administrative Agent in its own name into which the Administrative Agent may in its discretion deposit monies paid under the Completion Guaranty to finance the payment of costs associated with the completion of the Thunder Valley Casino (including without limitation costs associated with the purchase of furniture, fixtures and equipment). The Administrative Agent is hereby authorized by the Borrower to expend any amounts in the Completion Account for any costs associated with the design, development and construction of the Thunder Valley Casino, whether or not contemplated by the Approved Plans or the Approved Budget, provided that if the Borrower so requests, the Administrative Agent will make arrangement for transfer of amounts required to finance construction payables to a blocked disbursement account in the name of the Borrower (to be funded only against checks drawn on such account to bona fide contractors and vendors in respect of construction payables).

        "Completion Date" means the date following the Opening Date upon which (a) all of the material facilities and amenities described on Schedule 7.16 have been substantially completed for a purchase price not in excess of the Approved Budget plus the aggregate principal balance of the Sub Debt Contributions as of the Completion Date, (b) the Construction Consultant shall have certified to the Administrative Agent that the condition in (a) has been satisfied, (c) the Administrative Agent has received a certificate executed by a Senior Officer of Borrower and the project architect and contractor certifying that the Thunder Valley Casino has been substantially completed in all material respects in accordance with the Approved Plans and complies in all material respects with all applicable zoning, building and land use Laws, and (d) the Borrower and the Station Companies have certified to the Administrative Agent the amount of any remaining costs to be paid contractors and vendors in connection with the design, development and construction of the Thunder Valley Casino pursuant to the Approved Budget, and the final payment of such costs shall be (i) appropriately bonded or (ii) otherwise provided for in a manner which is acceptable to the Administrative Agent.

        "Completion Guaranty" means a Completion Guaranty executed by Station on the Closing Date in favor of the Administrative Agent and the Lenders to guarantee, inter alia, (i) the occurrence of the Opening Date by no later than September 5, 2003 (or a date not later than December 31, 2003 which does not result in the loss of more than 650 gaming devices allocated to Borrower under the Compact), and (ii) the occurrence of the Completion Date by no later than December 31, 2003 for an amount not in excess of the Approved Budget, as such Completion Guaranty may from time to time be supplemented, modified, amended, restated or extended. Each payment under the Completion Guaranty shall be made directly to the Administrative Agent for application to the Outstanding Obligations (or, in the discretion of the Administrative Agent, for deposit in the Completion Account) as provided in Section 3.1.

        "Compliance Certificate" means a certificate substantially in the form of Exhibit B, properly completed and signed by Senior Officers of both Borrower and Station Management.

        "Computation Date" has the meaning set forth in section 1.148-1(b) of the Tax Regulations.

        "Constitution" means the Constitution of Borrower, as adopted by the Borrower on September 7, 1996, and approved by the Bureau of Indian Affairs on October 22, 1996 as amended from time to time in accordance with the terms of this Agreement.

        "Construction Consultant" means Professional Associates Construction Services, Inc. or another professional construction management firm approved by the Administrative Agent.

        "Construction Progress Report" means a report prepared by the Construction Consultant in a form which is reasonably acceptable to the Administrative Agent describing the progress of construction of the Thunder Valley Casino.

        "Contingent Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person, provided that the term "Contingent Obligation" shall not include endorsements of instruments for deposit and collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

        "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

        "Creditors" means, collectively, the Administrative Agent, the Issuing Lender, the Swing Line Lender, each Lender, the Co-Lead Arrangers, the Syndication Agent and, where the context requires, any one or more of them.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

        "Default" means any event specified in Section 10.1 that, with the giving of any applicable notice or passage of time specified in Section 10.1, or both, would be an Event of Default.

        "Default Rate" means the interest rate prescribed in Section 3.9.

        "Deposit Account" means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent to which Loans made hereunder will be credited pursuant to Section 2.1(e).

        "Deposit Account Agreements" means a letter agreement among Borrower, Station Management, and Bank of America (as Administrative Agent and as the depositary for each Operating Account), substantially in the form of Exhibit C.

        "Designated Eurodollar Market" means, with respect to any Eurodollar Rate Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in both the London and the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that neither the London nor the Cayman Islands Eurodollar Market represents at the relevant time the effective pricing to the Lenders for deposits of Dollars in that Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower and the Requisite Lenders. The Administrative Agent will endeavor to provide prompt notice to Borrower of any change in the location of the Designated Eurodollar Market.

        "Development Agreement" means the Second Amended and Restated Development Services Agreement dated as of November 1, 2002 between Borrower and Station Development, as amended from time to time in accordance with the terms thereof.

        "Development Board" means the Development Board established pursuant to the Development Agreement.

        "Disposition" means the voluntary sale, transfer or other disposition (including any sale and leaseback), in one transaction or a series of related transactions, of any Gaming Property having a value in excess of $1,000,000 other than the voluntary sale, transfer or other disposition of (a) Cash, Cash Equivalents, inventory or other assets sold, leased or otherwise disposed of in the ordinary course of business of Borrower, or (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower.

        "Distribution" means (a) any transfer of Gaming Property to the general non-casino tribal accounts of Borrower or to any of Borrower's members or Affiliates or to their respective accounts (other than the payment of any tax or charge permitted by Section 7.8), (b) any retirement, redemption, prepayment of principal, purchase or other acquisition for value by Borrower, using Gaming Property, of any securities or other obligations of Borrower or any of its Affiliates (or of any other Person to the extent that such securities or other obligations are guaranteed by Borrower or any of its Affiliates), in each case to the extent such obligations are not Recourse Obligations, (c) the declaration or payment by Borrower out of Gaming Property of any dividend or distribution to Borrower or any of its members or any of its Affiliates (whether in Cash or in Gaming Property but not the making of arm's length payments for goods and services provided by Borrower or any of its Affiliates to Borrower in the manner contemplated by Section 7.8), (d) any Investment of any Gaming Property (whether by means of loans, advances or otherwise) in securities or other obligations of Borrower or any of its Affiliates, or (e) any other payment, assignment or transfer of Gaming Property, whether in Cash or other Property, from Borrower or any account of Borrower which is Gaming Property to the general tribal accounts of Borrower or to any of Borrower's members or Affiliates or to their respective accounts, including the payment of any tax, fee, charge or assessment imposed by Borrower on the Gaming Property or its revenues.

        "Eligible Assignee" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $100,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $200,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in clauses (B) and (C) of clause (d) above; provided that (I) each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and

(ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 12.21 and (II) to the extent required under applicable Gaming Laws, each Eligible Assignee must be registered with, licensed or approved by, or not disapproved by (whichever may be required under applicable Gaming Laws), all applicable Gaming Boards.

        "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

        "ERISA Affiliate" means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

        "Eurodollar Business Day" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

        "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

        "Eurodollar Margin" means (I) in the case of any Eurodollar Rate Loan which is a Term Loan, 450.00 basis points; and (II) in the case of any Eurodollar Rate Loan which is a Revolving Loan or Swingline Loan:

          (a)  for each Pricing Period beginning prior to the Make-Well Release Date, the percentage set forth below (expressed in basis points) opposite the Station Leverage Ratio as of the last day of the fiscal quarter of Station ending immediately prior to the beginning of that Pricing Period:

Station Leverage Ratio	Eurodollar Margin
Less than 5.00 to 1.00	275.00
Equal to or greater than 5.00 to 1.00	300.00; and

          (b)  for each Pricing Period beginning on or after the Make-Well Release Date, the percentage set forth below (expressed in basis points) opposite the Leverage Ratio as of the last day of the Fiscal Quarter ending immediately prior to the beginning of that Pricing Period:

Leverage Ratio	Eurodollar Margin
Less than 0.25 to 1.00	225.00
Equal to or greater than 0.25 to 1.00 but less than 0.75 to 1.00	250.00
Equal to or greater than 0.75 to 1.00 but less than 1.25 to 1.00	275.00
Equal to or greater than 1.25 to 1.00	300.00

        "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

        "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

        "Eurodollar Period" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(d) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

          (a)  The first day of any Eurodollar Period shall be a Eurodollar Business Day;

          (b)  Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Business Day;

          (c)  Borrower may not specify a Eurodollar Period that extends beyond any Reduction Date unless the sum of (i) the aggregate principal amount of the Eurodollar Loans having a Eurodollar Period ending after such Reduction Date plus (ii) the aggregate principal amount of Tax Exempt Loans having Tax Exempt Periods ending after such Reduction Date plus (iii) the aggregate maximum amount available for drawing under Letters of Credit for which the expiry date is after such Reduction Date, does not exceed the aggregate Commitments (after giving effect to any reduction thereto scheduled to be made on that Reduction Date pursuant to Section 2.9(a)); and

          (d)  No Eurodollar Period shall (a) in the case of a Revolving Loan, extend beyond the Revolver Maturity Date and (b) in the case of a Term Loan, extend beyond the Term Maturity Date.

        "Eurodollar Rate" means, for any Eurodollar Period with respect to each Eurodollar Loan:

          (a)  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to the related Eurodollar Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Eurodollar Period, or

          (b)  if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of that Eurodollar Period) with a term equivalent to that Eurodollar Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of that Eurodollar Period, or

          (c)  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Eurodollar Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to that Eurodollar Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Eurodollar Business Days prior to the first day of that Eurodollar Period.

        "Eurodollar Rate Advance" means an Advance made under the Revolving Commitment or the Term Commitment and designated as a Eurodollar Rate Advance in accordance with Article 2.

        "Eurodollar Rate Loan" means a Loan made hereunder and specified to be a Eurodollar Rate Loan in accordance with Article 2.

        "Event of Default" shall have the meaning provided in Section 10.1.

        "Existing Station Sub Debt" means Indebtedness of Borrower to Station in the principal amount of $36,798,151 representing design, development, construction and other costs and amounts advanced by Station to the Borrower as of January 22, 2003, and evidenced by a subordinated promissory note of Borrower to Station.

        "Federal Funds Rate" means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

        "Fiscal Quarter" means each fiscal quarter of Borrower consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

        "Fiscal Year" means the fiscal year of Borrower consisting of the twelve month period ending on each December 31.

        "Fixed Charge Coverage Ratio" means, as of the last day of each Fiscal Quarter, the ratio of (a) the sum of (i) Gaming EBITDAM for the four Fiscal Quarter Period ending on that date (but excluding any such Fiscal Quarters which are not Post Opening Fiscal Quarters) plus (ii) any increase in the outstanding principal balance of the Sub Debt Contributions (or minus any reduction in the outstanding principal balance of the Sub Debt Contributions other than any reduction resulting from the prepayment of Existing Station Sub Debt in the manner contemplated by Section 6.1(d)) during the period for which Gaming EBITDAM is calculated minus (iii) any Maintenance Capital Expenditures incurred in the same period minus (iv) any Distributions made during that period, minus (v) the aggregate amount of federal, state and local taxes, if any, paid with respect to the income or revenue derived from the Gaming Assets, to the extent not deducted in arriving at Gaming EBITDAM, during the same period minus (vi) all fees paid or payable to Station, Station Management, Station Development or their respective Affiliates under the Management Agreement or the Development Agreement during the same period to (b) Fixed Charges determined as of the same date.

        "Fixed Charges" means, as of each date of determination of the Fixed Charge Coverage Ratio, the sum of:

          (a)  all of Borrower's Interest Expense paid in cash during the four Fiscal Quarter Period ending on that date (but excluding any such Fiscal Quarters which are not Post Opening Fiscal Quarters); plus

          (b)  all scheduled payments of principal in respect of Recourse Obligations during the four Fiscal Quarter period following such date (or, to the extent that the period in (a) is less than four Fiscal Quarters, the number of Fiscal Quarters in the period for which Interest Expense has been determined), in the case of any revolving line of credit, being equal to the amount, if any by which the outstanding balance of such line of credit exceeds any amount to which the principal amount of that line of credit must be reduced in accordance with its terms during that period.

        "Force Majeure" means the occurrence of any strikes, lockouts or other labor trouble; the occurrence of fire, flood, earthquake, tornado, sandstorm or other casualty; governmental preemption; breakdown, accident or other acts of God; acts of war, insurrection, civil strife and commotion; any enactment, promulgation or amendments of any statute, rule, order or regulation of any legislature or governmental agency or any department or subdivision thereof; or any state or federal court, in each such case which shall make it physically impossible or unlawful to continue construction of or complete the Thunder Valley Casino; provided, however, that the following shall not constitute Force Majeure: (i) any condition, defect, or physical circumstance of the land, buildings or improvements which either now exists or which results from the development or construction of the Thunder Valley Casino which should have been known or discovered with the exercise of reasonable diligence or investigation, including errors, omissions or defects in construction, plans or development, (ii) the completion or amendment of the Approved Plans after the date hereof not approved by the Administrative Agent with the consent of the Requisite Lenders or omissions or defects in the construction plans in existence on the date hereof, (iii) increase in the cost of labor, materials and equipment as the result of ordinary cyclical or seasonal forces, or general inflation, (iv) any failure of any contractor or subcontractor, vendor or other supplier that itself is not caused by a Force Majeure Event to perform at the times, at the price or in the manner contracted for or to adhere to the Approved Plans, or (v) any defects, errors or omissions in any construction contract, subcontract, supply contract, or the Approved Budget.

        "Gaming Board" means, collectively, (a) the State Gaming Agencies described in the Compact, (b) the Tribal Gaming Agency, and (c) any other Governmental Agency that holds regulatory, licensing or permit authority over gambling, gaming, lottery or casino activities conducted by Borrower within its jurisdiction.

        "Gaming EBITDAM" means, for any fiscal period, the sum of (a) Net Income of Borrower derived from operation of the Gaming Assets, plus (b) Interest Expense of Borrower to the extent deducted in arriving at such Net Income of Borrower, plus (c) the aggregate amount of federal, state and local taxes on or measured by such Net Income (whether or not payable during that period, but in any event excluding any payments required to be made by the Borrower to the State of California under the Compact) to the extent deducted in arriving at Net Income of Borrower, plus (d) depreciation, amortization and all other non-cash expenses of the Borrower to the extent deducted in arriving at such Net Income and not otherwise requiring a cash payment in a future period, plus (e) fees paid in cash under the Management Agreement and the Development Agreement in compliance with this Agreement, plus (f) any expenses properly described as "pre-opening expenses" on the applicable financial statements of Borrower in an aggregate amount not to exceed $25,000,000 in any Fiscal Year, in each case as determined in accordance with Generally Accepted Accounting Principles.

        "Gaming Laws" means IGRA and all other Laws pursuant to which any Gaming Board possesses regulatory, licensing or permit authority over gambling, gaming, lottery or casino activities conducted by Borrower within its jurisdiction, including the Gaming Ordinance.

        "Gaming Ordinance" means the legislation enacted by Borrower on November 8, 1999 and approved by the Chairman of the NIGC on February 24, 2000, pursuant to IGRA authorizing Class II and Class III Gaming on land held by the United States government in trust for the benefit of Borrower, subject to the governmental power of Borrower, and creating the Tribal Gaming Agency.

        "Gaming Property" means any and all now owned or hereafter acquired real, mixed and personal Property of Borrower which is reflected on the balance sheet described in Section 4.7 or any subsequent balance sheet hereafter delivered by Borrower to the Administrative Agent or the Lenders in connection herewith. "Gaming Property" in any event includes without limitation (i) the Thunder Valley Casino, (ii) all gaming revenues of Borrower, including those of the Thunder Valley Casino, (iii) all other revenues of Borrower associated with the Thunder Valley Casino or related entertainment, golf, resort, lodging, food, beverage or similar operations, and (iv) all tangible Property located within the area described on Schedule 4.10 (all such Property being presumed, as amongst the parties hereto, to be Gaming Property).

        "Generally Accepted Accounting Principles" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

        "Government Securities" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

        "Governmental Agency" means (a) any international, foreign, federal, tribal, state, county or municipal government, or political subdivision thereof, (b) any international, foreign, federal, tribal, state, county or municipal governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

        "Gross Proceeds," with respect to any Issue of the Tax Exempt Notes, means any proceeds as defined in section 1.148-1(b) of the Tax Regulations, and any replacement proceeds as defined in section 1.148-1(c) of the Tax Regulations, of such Issue.

        "Hazardous Materials" means substances defined as "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as "friable asbestos" pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., in each case as such Laws are amended from time to time.

        "Hazardous Materials Laws" means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any of the Real Property.

        "IGRA" means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. §2701, et seq.

        "Increased Capex Conditions" means that the following conditions precedent have been satisfied:

          (a)  the Borrower and Station shall have notified the Administrative Agent that the amount to be expended in connection with the Thunder Valley Casino will be in excess of $215,000,000; and the reasons for such excess; and

          (b)  Station shall have confirmed in a writing acceptable to the Administrative Agent that to the extent that Available Cash Flow for the two month period following the Opening Date is less than $10,000,000, it shall, not later than the date which is three months following the Opening Date, make additional Sub Debt Contributions in an amount equal to the shortfall.

        "Indebtedness" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Contingent Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, not to exceed the value of such assets, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person, provided that in no event shall the obligations of a Person under an operating lease (as defined under Generally Accepted Accounting Principles) or Synthetic Lease be deemed to be Indebtedness of that Person, and (f) any net obligations of such Person under Swap Agreements.

        "Indemnified Liabilities" has the meaning given to such term in Section 12.11.

        "Intangible Assets" means assets that are considered intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, computer software, copyrights, trade names, trademarks and patents.

        "Interest Differential" means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period and with respect to any failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in any Request for Loan, (a) the Eurodollar Rate payable (or, with respect to a failure to borrow, the Eurodollar Rate which would have been payable) with respect to the Eurodollar Rate Loan minus (b) the Eurodollar Rate on, or as near as practicable to, the date of the prepayment or failure to borrow for a Eurodollar Rate Loan with a Eurodollar Period commencing on such date and ending on the last day of the Eurodollar Period of the Eurodollar Rate Loan so prepaid or which would have been borrowed on such date.

        "Interest Expense" means, for any Person, for any fiscal period, the sum, without duplication, of (a)(i) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit),or (ii) the deferred purchase price of assets that are considered "interest expense" under Generally Accepted Accounting Principles, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13, plus (c) all amounts accrued in respect of that interest which are properly treated under Generally Accepted Accounting Principles as capitalized interest.

        "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person, but excluding any Acquisition. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or Cash Equivalents or has been converted into Cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.

        "Issue" shall refer to any specific Tax Exempt Advance constituting an "issue" within the meaning of section 1.150-1 of the Treasury Regulations. Unless otherwise indicated or made necessary by the context, each of the covenants and representations set forth in Section 6.17 hereof is intended to be made, and is made, separately with respect to each Issue of the Tax Exempt Notes.

        "Issuing Lender" means Bank of America, N.A.

        "Laws" means, collectively, all international, foreign, federal, tribal, state and local constitutions, statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

        "Lender" means each bank whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 12.8.

        "Letter of Credit" means any Letter of Credit issued by the Issuing Lender under the Revolving Commitment pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

        "Letter of Credit Fee" means, for each Pricing Period, the per annum rate which is equal to the Eurodollar Margin for any Eurodollar Loan which is a Revolving Loan for that Pricing Period.

        "Leverage Ratio" means, as of each date of determination, the ratio of (a) Recourse Obligations as of that date to (b) to Adjusted Gaming EBITDAM determined as of that date.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

        "Loan" means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.

        "Loan Documents" means, collectively, this Agreement, the Notes, the Swing Line Note, the Completion Guaranty, the Make-Well, the Subordination Agreement, each of the Collateral Documents, each Request for Loan, each Request for Letter of Credit, each Compliance Certificate, each Approved Swap Agreement entered into with any Lender and any other agreements of any type or nature hereafter executed and delivered by Borrower or its Affiliates or by Station, Station Management, Station Development or their respective Affiliates to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

        "Maintenance Capital Expenditure" means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of tangible Gaming Property, but excluding any Capital Expenditure which adds to or further improves any such Property.

        "Make-Well" means the Make-Well Agreement executed by Station on the Closing Date, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

        "Make-Well Release Conditions" means the following conditions, upon which the Make-Well shall be released in accordance with Section 21 of the Make-Well (without the requirement of the consent of Borrower or the Lenders):

          (a)  as of the date of the request and as of the date of the release of the Make-Well, no Default or Event of Default exists (other than any Default or Event of Default which is occasioned solely by action or inaction of any Station Company or the condition of any Station Company (but excluding any failure of Station to make a Cash payment under the Make-Well which results in Borrower failing to be in compliance with the financial covenants set forth in Sections 6.11, 6.12 and 6.13 of this Agreement));

          (b)  as of such date, the Completion Date shall have occurred, the Thunder Valley Casino shall have been in continuous operation for not less than four complete Fiscal Quarters, and the results of operations for that period shall have been the subject of a properly completed Compliance Certificate which has been delivered to the Administrative Agent;

          (c)  as of such date, Gaming EBITDAM for the four Fiscal Quarters then ended (exclusive of any Sub Debt Contributions) shall not be less than $140,000,000; and

          (d)  as of such date, the Leverage Ratio as of the then most recently ended Fiscal Quarter shall be below 1.25:1.00.

        "Make-Well Release Date" means the date upon which the Make-Well is actually released in accordance with its terms following the satisfaction of the Make-Well Release Conditions.

        "Management Agreement" means the Second Amended and Restated Management Agreement dated as of December 3, 2002, between Borrower and Station Management, as in effect on the Closing Date, and as amended from time to time thereafter in accordance with the terms hereof.

        "Margin Stock" means "margin stock" as such term is defined in Regulation U.

        "Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document executed by Borrower, (b) is or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) or prospects of the Thunder Valley Casino (or, to the extent affecting the gaming operations of Borrower, or the Thunder Valley Casino, any such set of circumstances or events affecting the Borrower), (c) when the Make-Well is in effect, is or could reasonably be expected to be material and adverse to the business or condition (financial or otherwise) or prospects of Station and its Subsidiaries, taken as a whole, (d) materially impairs or could reasonably be expected to materially impair the ability of Borrower to perform the Obligations, or (e) when the Make-Well is in effect, materially impairs or could reasonably be expected to materially impair the ability of Station to perform its Obligations under the Make-Well or the Completion Guaranty.

        "Material Documents" means, collectively, the Constitution, the Gaming Ordinance, the Arbitration Ordinance, the Compact, the Management Agreement and the Development Agreement.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contribute or are obligated to contribute.

        "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrower that prohibits Liens on any Gaming Property, other than (a) any such covenant contained in a Contractual Obligation granting a Lien permitted under Section 6.7 which affects only the Property that is the subject of such permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations or any indebtedness which is used, directly or indirectly, to refinance the Obligations.

        "Net Cash Proceeds" means, in respect of each permitted Disposition, the amount received by the Borrower in respect thereof, net of transactional expenses including professional fees and expenses.

        "Net Income" means, with respect to any fiscal period and with respect to any Person, the consolidated net income of that Person from continuing operations for that period, determined in accordance with Generally Accepted Accounting Principles, consistently applied.

        "NIGC" means the National Indian Gaming Commission established by IGRA.

        "Non-Gaming Property" means, as of each date of determination, all Property of Borrower which is not Gaming Property.

        "Nongovernmental Person" means Station, Station Management, Station Development, the United States or any agency, department or instrumentality thereof, or any other person other than (i) a state or local governmental unit or (ii) an Indian tribal government within the meaning of Section 7701(a)(40) of the Code or a subdivision thereof within the meaning of Section 7871(d) of the Code.

        "Nonpurpose Investment" means any "investment property," as defined in section 148(b) of the Code, in which Gross Proceeds of the Tax Exempt Notes are invested and that is not acquired to carry out the governmental purposes of the Tax Exempt Notes.

        "Non-Recourse Provisions" means provisions substantially in the form of Exhibit D hereto, with such changes as may be approved by the Administrative Agent in its sole discretion.

        "Notes" means, collectively, the Revolving Notes, the Term Notes, the Tax Exempt Notes and the Swing Line Note.

        "Obligations" means all present and future obligations of every kind or nature of Borrower and any other Party at any time and from time to time owed to the Creditors or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any other Party, whether or not allowed as a claim in such proceeding.

        "Opening Date" means the date upon which each of the facilities and amenities required for the operation of the Thunder Valley Casino's gaming operations are substantially complete and the Thunder Valley Casino is open for business to gaming patrons with either Scenario I or Scenario II in effect.

        "Operating Accounts" means the deposit accounts of Borrower described on Schedule 4.26, and each other deposit, savings, brokerage or similar account hereafter established by Borrower into which Gaming Property shall be deposited.

        "Opinion of Bond Counsel" means a written opinion of Bond Counsel in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders, substantially in the form of Exhibit E.

        "Opinions" means the favorable written legal opinions of (a) Dickstein & Merin, P.C. special counsel to Borrower, addressed to the Lenders and Station, (b) Milbank, Tweed, Hadley & McCloy, LLP, special counsel to Station, addressed to the Lenders and Borrower and (c) Schreck Brignone, special Nevada counsel to Station, addressed to the Lenders and Borrower.

        "Outstanding Obligations" means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the sum of (i) the aggregate principal amount of the outstanding Loans, plus (ii) the Swing Line Outstandings, plus (iii) the Aggregate Effective Amount of all Letters of Credit.

        "Party" means any Person other than the Administrative Agent, the Issuing Lender, the Swing Line Lender and the Lenders, which now or hereafter is a party to any of the Loan Documents.

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

        "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its ERISA Affiliates or to which Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute.

        "Permitted Encumbrances" means:

          (a)  inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material Property is subject to a material impending risk of loss or forfeiture;

          (b)  Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material Property is subject to a material impending risk of loss or forfeiture;

          (c)  minor defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

          (d)  easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

          (e)  easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

          (f)    rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

          (g)  rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

          (h)  present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

          (i)    statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material Property is subject to a material impending risk of loss or forfeiture;

          (j)    covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

          (k)  rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

          (l)    Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

          (m)  Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 20% of the annual fixed rentals payable under such lease;

          (n)  Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

          (o)  Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

          (p)  Liens consisting of deposits of Property to secure statutory obligations of Borrower;

          (q)  Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds;

          (r)  Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that such Lien is junior to the Lien of the Collateral Documents, adequate reserves have been set aside and no material Property is subject to a material impending risk of loss or forfeiture; and

          (s)  other non-consensual Liens incurred in the ordinary course of business but not in connection with the incurrence of any Indebtedness, which do not in the aggregate, when taken together with all other Liens, materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held.

        "Permitted Right of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, (c) the subordination of a lease or sublease in favor of a financing entity, (d) a lease, rental or similar agreement covering Property entered into in the ordinary course of business and (e) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

        "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

        "Post Opening Fiscal Quarter" means each Fiscal Quarter which both begins and ends following the Opening Date, provided that, in any event, the Fiscal Quarter ending December 31, 2003 and each subsequent Fiscal Quarter shall be deemed to be Post Opening Fiscal Quarters.

        "Pricing Period" means (a) the period commencing on the date hereof and ending on February 28, 2003, and (b) the subsequent consecutive periods of three months each ending on the last day of February, May, August and November each year, provided that the three month period in which any release of the Make-Well occurs shall be divided into two shorter Pricing Periods consisting of (i) that portion prior to the date upon which such release occurs, and (ii) the date upon which the release occurs and the remainder of such three month period.

        "Priority Distributions" means Distributions made by Borrower from its accounts which are gaming accounts to its general tribal accounts, in each case for the purpose of funding governmental services, including without limitation regulatory requirements in an amount not to exceed the amount set forth in Section 6.5(a).

        "Pro Rata Share" means, with respect to each Lender and as to each Commitment, the percentage of the aggregate Commitments, the Loans, the Letters of Credit and the Swing Line Loans held by that Lender (or by an SPC (as defined in Section 12.8(f)) for which that Lender is the Granting Lender).

        "Projections" means the financial projections for Borrower prepared on behalf of Borrower by Station and heretofore distributed to the Lenders by means of the Offering Memorandum dated

October, 2002, distributed to the Lenders in connection with the credit facilities contemplated by this Agreement.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Quarterly Payment Date" means the last day of each calendar quarter following the date hereof.

        "Real Property" means, as of any date of determination, all real Property then or theretofore owned, leased or occupied by Borrower, including, without limitation, real Property held by the United States government in trust for the benefit of Borrower.

        "Rebatable Amount" has the meaning set forth in section 1.148-1(b) of the Tax Regulations.

        "Recourse Obligations" means, as of each date of determination, and without duplication, (a) all Indebtedness and Contingent Obligations of Borrower, in each case to the extent that the obligee with respect thereto has legal recourse to the Gaming Property or the revenues derived therefrom for the payment of such Indebtedness or Contingent Obligation (whether by contract, by operation of law, or otherwise), including without limitation any such indebtedness for borrowed money, obligations with respect to Capital Lease Obligations, amounts available for drawing under letters of credit and other similar instruments, and the aggregate amount drawn under letters of credit and other similar instruments not then reimbursed, and (b) all Indebtedness, Contingent Obligations and other obligations secured by any Lien upon any Gaming Property.

        "Reduction Date" means the last day of each Post Opening Fiscal Quarter.

        "Regulations D, T, U and X" means Regulations D, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

        "Request for Letter of Credit" means a written request for a Letter of Credit substantially in the form of Exhibit F, signed by a Responsible Official of Borrower on its behalf, and properly completed to provide all information required to be included therein.

        "Request for Loan" means a written request for a Loan substantially in the form of Exhibit G, signed by a Responsible Official of Borrower on its behalf, and properly completed to provide all information required to be included therein.

        "Requirement of Law" means, as to any Person, the constitution, articles or certificate of incorporation and by-laws, articles or certificate of organization and operating agreements, or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Requisite Lenders" means (a) as of any date of determination if the Commitments are then in effect, Lenders having Pro Rata Shares which are, in the aggregate, 51% or more of the Pro Rata Shares of the aggregate Commitments then in effect and (b) as of any date of determination if the Commitments have then been terminated and there are then any Obligations outstanding, Lenders or other Creditors holding 51% or more of the Outstanding Obligations.

        "Responsible Official" means (a) when used with reference to a Person other than an individual, any officer or manager of such Person, general partner of such Person, officer of a corporate or limited liability company general partner of such Person, officer of a corporate or limited liability company general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower as having been authorized by all necessary action on the part of Borrower.

        "Revolver Maturity Date" means the date which is five years from the Opening Date, but not later than June 30, 2008.

        "Revolving and Tax Exempt Reduction Amount" means:

          (a)  as to each Reduction Date which occurs on or prior to December 31, 2007, the quotient of (i) 70% of the principal amount of the Commitment which is effective on the first Reduction Date (prior to giving effect to any scheduled reductions thereto) divided by (ii) the integral number of Reduction Dates which occur during the period from and including the first Reduction Date through and including December 31, 2007, provided that in the event that the Revolving Commitment is hereafter increased pursuant to Section 2.11, the amount of the Reduction Amount for any subsequent Reduction Dates occurring on or prior to December 31, 2007 shall be ratably increased; and

          (b)  as to each Reduction Date which occurs after December 31, 2007, one half of the amount of the Revolving and Tax Exempt Commitments in effect on December 31, 2007 (after giving effect to any reduction in the Commitments scheduled to take effect on such date).

        "Revolving Commitment" as of the Closing Date means $122,500,000. Subject to the terms and conditions set forth in 2.8 and 2.9, the Revolving Commitment may be reduced from time to time. Subject to the terms and conditions set forth in Section 2.10, Borrower may reallocate amounts from the Tax Exempt Commitment to the Revolving Commitment.

        "Revolving Loan" means a Loan made pursuant to the Revolving Commitment.

        "Revolving Note" means each promissory note made by Borrower to a Lender evidencing the Advances made by that Lender under its Pro Rata Share of the Revolving Commitment, substantially in the form of Exhibit H, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) any covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) any provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right, shall not be deemed to constitute a Right of Others.

        "Scenario I" means that, as of the relevant date, the Borrower's allocation of gaming devices under the Compact (including the 350 gaming devices permitted to be operated by the Borrower under Section 4.3.1 of the Compact without the requirement of a license) is 1256 or fewer gaming devices (regardless of the number of gaming devices are actually being operated by the Borrower).

        "Scenario II" means that as of the relevant date, the Borrower's allocation of gaming devices under the Compact (including the 350 gaming devices permitted to be operated by the Borrower under Section 4.3.1 of the Compact without the requirement of a license) is greater than 1256 (including the current allocation of 1906 gaming devices, and regardless of the number of gaming devices actually being operated by the Borrower).

        "Security Agreement" means a Security Agreement executed by Borrower in favor of the Administrative Agent on the Closing Date, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.

        "Senior Officer" means (a) as to the Borrower, each member of the Tribal Council and the chairperson of the Tribal Council, and any Tribal Casino Executive, and (b) in the context of any Station Company, its chief executive officer president, chief financial officer, treasurer, vice president, treasurer or secretary.

        "Special Eurodollar Circumstance" means the application or adoption after the date hereof of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders.

        "Station" means Station Casinos, Inc., a Nevada corporation, its successors and permitted assigns.

        "Station Adjusted EBITDA" means, for any fiscal period, the sum of (a) Net Income of Station and its Subsidiaries for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of Station and its Subsidiaries for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of Station and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses of Station and its Subsidiaries for that period, in each case as determined in accordance with Generally Accepted Accounting Principles and adjusted by adding thereto any expenses properly described as "pre-opening expenses" on the applicable financial statements of Station and its Subsidiaries.

        "Station Adjusted Funded Debt" means, as of each date of determination (without duplication), (a) the aggregate amount of the principal of the consolidated Indebtedness of Station for borrowed money (including debt securities issued and outstanding) on that date, plus (b) the aggregate amount of the principal portion of the consolidated Capital Lease Obligations of Station on that date, plus (c) the aggregate amount available for drawing under all outstanding letters of credit on that date for which Station or its Subsidiaries are account parties, plus (d) the aggregate amount of the portion of the principal amount of the Indebtedness of any other Person on that date subject to a Guaranty Obligation issued by Station or any of its Subsidiaries, plus (e) the aggregate amount of all Guaranty Obligations of Station and its Subsidiaries with respect to obligations other than Indebtedness that has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected on their most recent consolidated balance sheet on or prior to that date and remains in effect on that date; provided, however, that Station Adjusted Funded Debt shall not include:

          (i)    the obligations of a Person under an operating lease (as such term is defined in accordance with Generally Accepted Accounting Principles); or

          (ii)  the obligations of Station under (a) the guaranty by Station or its Subsidiaries of the completion of the development, construction and opening of a new gaming facility by one of their Affiliates, (b) the agreement by Station or one of its Subsidiaries to advance funds, property or services on behalf of an Affiliate of Station in order to maintain the financial condition of such Affiliate in connection with the development, construction and operations of a new gaming facility by such Affiliate and (c) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (a) and (b) above, such guaranty or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Gaming Board, unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected in the consolidated balance sheet of Station.

        "Station Average Quarterly Adjusted Funded Debt" means, as of the last day of any fiscal quarter of Station, the average principal amount of the Station Adjusted Funded Debt on the last day of each of the three calendar months comprising such Fiscal Quarter.

        "Station Companies" means, collectively, Station, Station Management and Station Development, and "Station Company" means any of the Station Companies.

        "Station Default" has the meaning set forth in the Completion Guaranty.

        "Station Development" means Station Development, LLC, a California limited liability company which is a wholly-owned direct or indirect Subsidiary of Station, its successors and permitted assigns.

        "Station Management" means Station California, LLC, a California limited liability company which is a wholly-owned direct or indirect Subsidiary of Station, its successors and permitted assigns.

        "Station Leverage Ratio" means, as of the last day of each fiscal quarter of Station, the ratio of (a) Station Average Quarterly Adjusted Funded Debt for that fiscal quarter to (b) Station Adjusted EBITDA for the twelve month fiscal period ending on that date; except that such calculations shall exclude any amounts or items attributable to any Person then designated as an "Unrestricted New Venture Entity" under the Station Loan Agreement.

        "Station Loan Agreement" means the Amended and Restated Loan Agreement dated as of September 18, 2002 among Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, LLC, Santa Fe Station, Inc., Sunset Station, Inc., Fiesta Station Holdings, LLC, Fiesta Station, Inc., Lake Mead Station Holdings, LLC and Lake Mead Station, Inc. as borrowers, the lenders therein named, and Bank of America, as Administrative Agent, as in effect on the Closing Date, and it may from time to time be supplemented, modified, amended, restated, extended or (if such agreement is terminated) any successor senior credit agreement providing for senior Indebtedness of Station in an aggregate principal amount which is in excess of $25,000,000.

        "Sub Debt Contribution Note" means any promissory note executed by the Borrower in favor of Station to evidence Sub Debt Contributions, each of which shall be in a form to be approved by the Administrative Agent prior to the Closing Date.

        "Sub Debt Contributions" means investments made in cash by Station or its Affiliates or by third parties approved by the Administrative Agent (and not objected to by the Requisite Lenders within five Business Days following notice thereof) by any of Subordinated Obligations of Borrower and which are subject in any event to the Subordination Agreement.

        "Subordinated Obligations" means the Existing Station Sub Debt, any other Sub Debt Contributions and any other unsecured Indebtedness of Borrower, which:

          (a)  does not require amortization prior to the first anniversary of the Term Maturity Date or the Revolver Maturity Date;

          (b)  is governed by agreements which contain representations, warranties, covenants, defaults and other provisions which are reasonably acceptable to the Administrative Agent and in any event less restrictive upon and onerous to Borrower than the provisions of the Loan Documents; and

          (c)  is subordinated in right of payment to the Obligations pursuant to subordination provisions which are acceptable to the Administrative Agent in the exercise of its sole discretion;

provided that in exercising its discretion to approve such representations, warranties, covenants, defaults, and subordination provisions, the Administrative Agent shall provide drafts of proposed documents not later than five Business Days prior to their effectiveness and the Requisite Lenders shall not have objected within that period to the terms thereof.

        "Subordination Agreement" means a Subordination Agreement executed by the Station Companies with respect to (a) the obligations of Borrower to make payments to Station and Station Management under the Management Agreement and Station and Station Development under the Development Agreement, (b) the repayment of Sub Debt Contributions, and (c) and all reimbursement, indemnification, subrogation and other similar claims under the Completion Guaranty and the Make-Well, in each case subordinating such obligations to the full and final payment of the Obligations in a manner which is acceptable to the Administrative Agent.

        "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in either case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

        "Swap Agreement" means a written agreement with one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

        "Swing Line" means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.6.

        "Swing Line Lender" means Bank of America or any other Lender approved by Borrower and the Administrative Agent.

        "Swing Line Loans" means loans made by the Swing Line Lender to Borrower pursuant to Section 2.6.

        "Swing Line Note" means the promissory note executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

        "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

        "S&P" means Standard & Poor's Ratings Group (a division of McGraw Hill, Inc.).

        "Syndication Agent" means Wells Fargo Bank, N.A., as syndication agent hereunder. The capacity of the Syndication Agent is titular in nature, and Wells Fargo Bank, N.A. shall have no special rights or obligations over those of a Lender by reason thereof.

        "Synthetic Lease" means, as to any Person, any obligation of such Person which is classified as an operating lease under Generally Accepted Accounting Principles but which is treated under applicable Law as a financing arrangement or in any event if the same is secured by a Lien on the assets of that Person or its Affiliates, including any "synthetic lease" (as that term is commonly used) and any other similar structured finance products.

        "Tax Certificate" means a certificate substantially in the form of Exhibit I.

        "Tax Exempt Advance" means each Advance made by a Lender which is a part of a Tax Exempt Loan.

        "Tax Exempt Commitment" as of the Closing Date means $0,000,000. Following the Closing Date, the Tax Exempt Commitment may be increased to an amount not to exceed $20,000,000 pursuant to the provisions of Section 2.10. Subject to the terms and conditions set forth in Sections 2.8 and 2.9 the Tax Exempt Commitment may be reduced from time to time. Subject to the terms and conditions set forth in Section 2.10, Borrower may reallocate amounts from the Tax Exempt Commitment to the Revolving Commitment (but not from the Revolving Commitment to the Tax Exempt Commitment).

        "Tax Exempt Loan" means each Loan made under the Tax Exempt Commitment.

        "Tax Exempt Note" means each promissory note made by Borrower to a Lender evidencing the Advances made by that Lender under its Pro Rata Share of the Tax Exempt Commitment, substantially in the form of Exhibit J, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Tax Exempt Period" means, as to each Tax Exempt Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 3 months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

          (a)  The first day of any Tax Exempt Period shall be a Eurodollar Business Day;

          (b)  Any Tax Exempt Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Tax Exempt Period shall end on the next preceding Eurodollar Business Day;

          (c)  Borrower may not specify a Tax Exempt Period that extends beyond any Reduction Date upon which any reduction of the outstanding Tax Exempt Loans is or may be required unless the sum of (i) the aggregate principal amount of the Tax Exempt Loans having Tax Exempt Periods ending after such Reduction Date, plus (ii)  the aggregate principal amount of the Eurodollar Loans having a Eurodollar Period ending after such Reduction Date plus (iii) the aggregate maximum amount available for drawing under Letters of Credit for which the expiry date is after such Reduction Date, does not exceed the aggregate Commitments (after giving effect to any reduction thereto scheduled to be made on that Reduction Date pursuant to Section 2.9(a)); and

          (d)  No Tax Exempt Period shall extend beyond the Revolver Maturity Date.

        "Tax Exempt Rate" means, as to each Tax Exempt Loan, the rate per annum which is equal to the sum of:

          (a)  60% times the sum of (i) the Eurodollar Rate for a Eurodollar Rate Loan which is a Revolving Loan made on the same date for a three month Eurodollar Period and in an amount equal to such Tax Exempt Loan, plus (ii) the then applicable Eurodollar Margin, plus

          (b)  25 basis points.

        "Tax Regulations" means the United States Treasury Regulations promulgated pursuant to sections 103 and 141 through 150 of the Code.

        "Term Commitment" as of the Closing Date means $20,000,000. Subject to the terms and conditions set forth in Sections 2.8 and 2.9, the Term Commitment may be reduced from time to time. Subject to the terms and conditions set forth in Section 2.11, the Term Commitment may be increased from time to time.

        "Term Loan" means a Loan made pursuant to the Term Commitment.

        "Term Note" means each promissory note made by Borrower to a Lender evidencing the Advance made by that Lender under its Pro Rata Share of the Term Commitment, substantially in the form of Exhibit K, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

        "Term Maturity Date" means the date which is the sixth anniversary of the Closing Date.

        "Term Reduction Amount" means an amount, to be determined as of the first Reduction Date, which is equal to the quotient of (i) one half of the aggregate outstanding principal amount of the Loans then outstanding under the Term Commitment divided by (ii) the integral number of Reduction Dates which occur during the period from and including the first Reduction Date through and including the final Reduction Date occurring prior to the Term Maturity Date provided that if, following the first Reduction Date, the amount of the Term Commitments are increased pursuant to Section 2.11, the amount of each subsequent Term Reduction Amount shall be ratably increased.

        "Thunder Valley Casino" means the proposed casino, hotel and resort facilities to be located on Real Property in Placer County, California and proposed to be known as the "Thunder Valley Casino" as further described on Schedule 4.10.

        "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

        "Tribal Council" means the Tribal Council of Borrower.

        "Tribal Casino Executive" means any Person who is employed by the Borrower who is a general manager of the Thunder Valley Casino and has been granted general authority to execute certifications on behalf of the Borrower in connection with the Loan Documents.

        "Tribal Gaming Agency" means the United Auburn Indian Community Gaming Agency, established pursuant to the Gaming Ordinance.

        "type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance, a Tax Exempt Loan or Advance, or a Eurodollar Rate Loan or Advance.

        "Yield" in respect of (a) any Appropriate Investment, means the yield of any investment as described in section 1.148-5 of the Tax Regulations; and (b) any Issue of the Tax Exempt Notes has the meaning set forth in section 1.148-4 of the Tax Regulations.

        1.2    Use of Defined Terms.    Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

        1.3    Accounting Terms—Fiscal Periods.    All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles or Borrower's Fiscal Year or Fiscal Quarters change during the term of this Agreement such that the covenants contained in Sections 6.10 through 6.14 would then be calculated for different periods, in a different manner or with different components, (a) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in Fiscal Year, Fiscal Quarters or in Generally Accepted Accounting Principles and (b) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith for the pre-existing fiscal periods and under Generally Accepted Accounting Principles as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 8 to the Creditors, on the dates therein specified, with financial data presented for its pre-existing fiscal periods and in a manner which conforms with Generally Accepted Accounting Principles as in effect immediately prior to such change.

        1.4    Rounding.    Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

        1.5    Exhibits and Schedules.    All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        1.6    Miscellaneous Terms.    In the Loan Documents, the term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

ARTICLE 2
LOANS AND LETTERS OF CREDIT

        2.1    Loans-General.

          (a)  Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Business Day immediately prior to the Revolver Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Revolving Commitment, make Advances to Borrower under the Revolving Commitment in such amounts as Borrower may request that do not result in (i) the Outstanding Obligations under the Revolving Commitments being in excess of the aggregate then effective Revolving Commitments or (ii) the Outstanding Obligations owed to that Lender under the Revolving Commitment being in excess of that Lender's Pro Rata Share of the Revolving Commitment. Subject to the limitations set forth herein, the Advances by each Lender under its Pro Rata Share of the Revolving Commitment may be prepaid, repaid and, subject to the terms and conditions hereof, reborrowed, in each case without premium or penalty.

          (b)  Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Business Day immediately prior to the Revolver Maturity Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the then applicable Tax Exempt Commitment, make Advances to Borrower under the Tax Exempt Commitment in such amounts as Borrower may request that do not result in (i) the Outstanding Obligations being in excess of the aggregate then effective Commitments, (ii) the Outstanding Obligations under the Tax Exempt Commitment being in excess of the aggregate then effective Tax Exempt Commitment, (iii) the Outstanding Obligations owed to that Lender under the Tax Exempt Commitment being in excess of that Lender's Pro Rata Share of the Tax Exempt Commitment, or (iv) the aggregate Advances under the Tax Exempt Commitment in any calendar year exceeding $10,000,000. Subject to the limitations set forth herein, the Advances by each Lender under its Pro Rata Share of the Tax Exempt Commitment may be prepaid or repaid without premium or penalty, but no portion of the Loans under the Tax Exempt Commitment which is so prepaid or repaid may be reborrowed.

          (c)  Subject to the terms and conditions set forth in this Agreement, each Lender shall make an Advance to Borrower on the Closing Date in the full amount of that Lender's Pro Rata Share of the then existing Term Commitment. In the event that following the Closing Date the amount of the Term Commitments are increased pursuant to Section 2.11, then each Lender which assumes any portion of the increased Term Commitment shall make an Advance in the full amount of the Lender's Pro Rata Share of the increase to the Term Commitment on the effective date of such increase. Subject to the limitations set forth herein, the Advance by each Lender under its Pro Rata Share of the Term Commitment may be prepaid or repaid without premium or penalty, but no portion of the Loans under the Term Commitment which is so prepaid or repaid may be reborrowed.

          (d)  Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, (iv) whether the requested Loan is under the Revolving Commitment, the Term Commitment or the Tax Exempt Commitment, and (iv) in the case of a Eurodollar Rate Loan, the Eurodollar Period for such Loan. Unless the Administrative Agent, in its sole and absolute discretion, has notified Borrower to the contrary, a Loan may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify each Creditor from any loss, cost, expense or liability as a result of so acting. In addition to the foregoing, until notice of the revocation of the Authorization is received from Borrower by the Administrative Agent, any Loan may be requested on behalf of Borrower by Station Management, which shall be deemed to have the authority (conveyed by the Borrower) to request Loans thereunder and to make each of the representations and warranties described therein on behalf of Borrower.

          (e)  Promptly following receipt of a Request for Loan (or, subject to Section 2.1(d), a telephonic request for loan), the Administrative Agent shall notify each Lender by telephone or telecopier of the date and type of the Loan, any applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m., California local time, on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 9, all Advances shall be credited on that date in immediately available funds to the Deposit Account for Borrower.

          (f)    Unless the Requisite Lenders otherwise consent, each Base Rate Loan shall be in an integral multiple of $100,000 which is not less than $500,000, and each Eurodollar Rate Loan shall be in an integral multiple of $500,000 which is not less than $2,000,000.

          (g)  The Advances made by each Lender under its Pro Rata Share of the Revolving Commitment shall be evidenced by that Lender's Revolving Note. The Advances made by each Lender under its Pro Rata Share of the Tax Exempt Commitment shall be evidenced by that Lender's Tax Exempt Note. The Advances made by each Lender under its Pro Rata Share of the Term Commitment shall be evidenced by that Lender's Term Note.

          (h)  A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

          (i)    If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(d), if applicable) has been made within the requisite notice periods set forth in Section 2.2 or 2.3 prior to the end of the Eurodollar Period for any Eurodollar Rate Loan, then on the last day of such Eurodollar Period, such Eurodollar Rate Loan shall be automatically converted into a Base Rate Loan in the same amount.

          (j)    If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders (as the case may be) shall upon the request of the Administrative Agent make available to the Administrative Agent the net amount of funds (giving effect to both such Loans) and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

        2.2    Base Rate Loans.    Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(d), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. California local time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans pursuant to Section 2.3 or Tax Exempt Loans pursuant to Section 2.4.

        2.3    Eurodollar Rate Loans.

          (a)  Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(d), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California local time, at least three Eurodollar Business Days before the first day of the applicable Eurodollar Period.

          (b)  On the date which is two Eurodollar Business Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the relevant Lenders by telephone or telecopier.

          (c)  Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than ten Eurodollar Rate Loans shall be outstanding at any one time.

          (d)  No Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

          (e)  Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

        2.4    Tax Exempt Loans.

          (a)  Each request by Borrower for a Tax Exempt Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(d), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California local time, at least three Eurodollar Business Days before the first day of the applicable Tax Exempt Period, which Request for Loan shall be accompanied by the materials specified by Section 9.2.

          (b)  On the date which is two Business Days before the first day of the applicable Tax Exempt Period, the Administrative Agent shall confirm its determination of the applicable Tax Exempt Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower.

          (c)  Within two hours following its receipt of notice of the proposed Tax Exempt Rate for any Tax Exempt Loan, Borrower shall notify the Administrative Agent if it accepts the proposed Tax Exempt Rate. If the proposed Tax Exempt Rate is accepted by Borrower, the Administrative Agent shall notify the relevant Lenders by telephone or telecopier of the Tax Exempt Rate and its acceptance by Borrower. If the Tax Exempt Rate is not accepted within the aforementioned period, or is rejected, no Tax Exempt Loan will be made in relation thereto.

          (d)  Unless the Administrative Agent and the Requisite Lenders otherwise consent, no more than four Tax Exempt Loans shall be outstanding at any one time.

          (e)  No Tax Exempt Loan may be requested during the continuation of a Default or Event of Default.

          (f)    Nothing contained herein shall require any Lender to fund any Tax Exempt Advance in any particular manner or in any particular money market.

        2.5    Letters of Credit.

          (a)  Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolver Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Commitment as Borrower may request by a Request for Letter of Credit; provided that giving effect to all such Letters of Credit, (i) the Outstanding Obligations do not exceed the aggregate then applicable Commitments, (ii) the Outstanding Obligations under the Revolving Commitment do not exceed the aggregate then effective Revolving Commitment, (iii) the Outstanding Obligations owed to each Lender under the Revolving Commitment do not exceed that Lender's Pro Rata Share of the Revolving Commitment, and (iv) the Aggregate Effective Amount under all outstanding Letters of Credit does not exceed $10,000,000. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not exceed one year (except Letters of Credit with renewal or extension provisions, so long as such provisions permit the Issuing Lender to decline to renew or extend such Letter of Credit in its discretion on each anniversary of the issuance thereof, and are otherwise on terms acceptable to the Administrative Agent) or extend beyond the Revolver Maturity Date. Until notice of the revocation of the Authorization is received from the Borrower by the Administrative Agent, any Loan may be requested on behalf of the Borrower by Station Management, which shall be deemed to have the authority (conveyed by the Borrower) to request Loans thereunder and to make each of the representations and warranties described therein on behalf of the Borrower.

          (b)  Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least five Business Days prior to the date upon which the related Letter of Credit is proposed to be issued (or any shorter period which the Issuing Lender may agree to in its sole discretion). The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Lenders, of the amount and terms thereof.

          (c)  Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased at par a participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender's Pro Rata Share of the Revolving Commitment. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share of the Revolving Commitment, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

          (d)  Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one Business Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Base Rate Loans under the Revolving Commitment for three Business Days and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Issuing Lender pursuant to Section 2.5(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this Section 2.5(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender reimbursed the Issuing Lender) with respect to such claim.

          (e)  Borrower may request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.5(d), the Administrative Agent shall cause such Advances to be made by the Lenders and, for this purpose, the conditions precedent set forth in Article 9 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

          (f)    If Borrower fails to make the payment required by Section 2.5(d) within the time period therein set forth then, in lieu of the reimbursement to the Issuing Lender under Section 2.5(c), the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Advances to be made by the Lenders as Base Rate Advances under Section 2.1(a) in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 9 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

          (g)  The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

          (h)  The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5108. Without limiting the foregoing, the obligations of Borrower to the Issuing Lender shall not be affected by any of the following circumstances:

            (i)    any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

            (ii)  any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, made with the consent of Borrower;

            (iii)  the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this

    Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

            (iv)  any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared substantially to comply with the terms of the Letter of Credit;

            (v)  payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

            (vi)  the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

            (vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

            (viii)  the solvency or financial responsibility of any Person issuing any documents in connection with a Letter of Credit;

            (ix)  any failure or delay in notice of shipments or arrival of any Property;

            (x)  any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

            (xi)  any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

            (xii) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

            (xiii)  so long as the Issuing Lender in good faith determines that the contract or document appears to substantially comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

            (xiv) where the Issuing Lender has acted in good faith and observed general banking usage, any other circumstances whatsoever.

          (i)    The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Article 11, mutatis mutandis.

          (j)    The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce on the date of issuance of a Letter of Credit, shall apply to that Letter of Credit (unless expressly otherwise provided in that Letter of Credit).

        2.6    Swing Line.    (a) Subject to the terms and conditions set forth herein, from the Closing Date through the day prior to the Revolver Maturity Date the Swing Line Lender shall make Swing Line Loans to Borrower in such amounts as Borrower may request which do not result in (i) the Outstanding Obligations being in excess of the aggregate then effective Commitments, (ii) the Outstanding Obligations under the Revolving Commitment being in excess of the Revolving Commitment, (iii) the Swing Line Outstandings being in excess of $10,000,000. Without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default. Borrower may borrow, repay and reborrow under this Section without premium or penalty. Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of Borrower (or of Station Management made pursuant to the Authorization) made to the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., California local time, on the Business Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier to Swing Line Lender with a copy to the Administrative Agent), provided that if the requested Swing Line Loan is to be credited to an account which is not with the Swing Line Lender, the request must be submitted by 11:30 a.m., California local time. Promptly after receipt by the Swing Line Lender of any telephonic request for a Swing Line Loan, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received notice of such request and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Loan (a) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Section 2.6 or (B) that one or more of the applicable conditions specified in Section 9.3 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California local time, on a Business Day, such payment shall be deemed received on the next Business Day.

          (b)  Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Margin minus the Commitment Fee Rate (unless the Default Rate is then applicable under Section 3.9). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Revolver Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. Interest payable on Swing Line Loans is solely for the account of the Swing Line Lender (subject to clause (d) below).

          (c)  The Swing Line Loans shall be payable within five Business Days after demand made by the Swing Line Lender and in any event on the Revolver Maturity Date or any earlier date when all other Obligations are due.

          (d)  Upon the making of a Swing Line Loan in accordance with Section 2.6(a), each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender's Pro Rata Share of the Revolving Commitment times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender through the Administrative Agent, each Lender shall, according to its Pro Rata Share of the Revolving Commitment, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (subject only to the making of a demand upon that Lender by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default. Each Lender that has provided the purchase price due for its participation in Swing Line Loans to the Swing Line Lender shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

          (e)  Upon any demand for payment of the Swing Line Outstandings by the Swing Line Lender (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to repay all Swing Line Outstandings (and, for this purpose, Sections 2.1(d) and (e) shall not apply). In each case, the Administrative Agent shall automatically provide the respective Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request a Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Lenders under the Revolving Commitment in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The conditions precedent set forth in Article 9 shall not apply to Advances to be made by the Lenders pursuant to the three preceding sentences. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

        2.7    Administrative Agent's Right to Assume Funds Available for Advances.    Unless the Administrative Agent shall have been notified by any Lender prior to the funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's Pro Rata Share of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender, which demand shall be made in a reasonably prompt manner. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower, who shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Pro Rata Share of either Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

        2.8    Voluntary Reduction of Commitments.    Borrower shall have the right, at any time and from time to time, without penalty or charge, effective following at least three Business Days' prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $250,000 but not less than $1,000,000, or to terminate, all or a portion of the then undisbursed portion of the Commitments; provided that the Commitments may not be so reduced below an amount equal to the sum of (i) the aggregate principal amount outstanding under the Notes, plus (ii) the Aggregate Effective Amount of all outstanding Letters of Credit plus (c)  the Swing Line Outstandings, in each case as of the effective date of the reduction in the Commitments. The voluntary reduction of the Commitments by Borrower under this Section shall be applied to the Commitments in such order as Borrower may designate in such written notice to Administrative Agent provided such voluntary reduction shall have no effect upon the requirement of mandatory reductions thereof in accordance with Section 2.9. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of the Commitments under this Section.

        2.9    Mandatory Reductions of Commitments.

          (a)  The Commitments shall be automatically and permanently reduced as follows:

            (i)    on each Reduction Date, the Revolving Commitment and the Tax Exempt Commitment shall be reduced ratably by the Revolving and Tax Exempt Reduction Amount;

            (ii)  on each Reduction Date, the Term Commitment shall be reduced by the Term Reduction Amount;

            (iii)  concurrently with each repayment of any Loan under the Term Commitment, the Term Commitment shall be reduced by the amount of such repayment;

            (iv)  concurrently with each repayment of any Loan under the Tax Exempt Commitment (other than any refinancing thereof using the proceeds of new Tax Exempt Loans), the Tax Exempt Commitment shall be reduced by the amount of such repayment;

            (v)  concurrently with the receipt by Borrower of any Sub-Debt Contributions in respect of a payment under the Make-Well, by the amount of such Sub Debt Contributions;

            (vi)  concurrently with the receipt by Borrower of any Sub-Debt Contributions in respect of a payment under the Completion Guaranty (other than any such amount that Administrative Agent elects to deposit in the Completion Account pursuant to Section 3.1(e)(v)), by the amount of such Sub Debt Contributions; and

            (vii) concurrently with the receipt by Borrower of the Net Cash Proceeds of any Disposition, in the amount thereof.

  Each reduction of the Commitments under this clause (a)(v) through (vii) shall be applied ratably to the Commitments. The reductions described in clause (a) shall be applied to relevant Reduction Amounts in the inverse order of their maturity.

          (b)  In the event that, as of the last day of any calendar month which occurs during the period between March 31, 2007 and September 30, 2007, the average principal amount of the Outstanding Obligations under the Revolving Commitment and the Tax Exempt Commitment during the month then ended are less than (i) $30,000,000 minus (ii) the then outstanding principal amount of any Term Loans, then the Revolving Commitment and the Tax Exempt Commitment shall terminate on October 31, 2007, and on such date the Borrower will repay the Outstanding Obligations under the Revolving Commitment and the Tax Exempt Commitment and will cash collateralize all outstanding Letters of Credit.

          (c)  In the event that the Revolving Commitment and the Tax Exempt Commitment are not terminated in accordance with clause (b) of this Section, then the Borrower may elect to (i) terminate the Revolving Commitment and the Tax Exempt Commitment on October 31, 2007 (and repay the Obligations under the Revolving Commitment and the Tax Exempt Commitment and cash collateralize the Letters of Credit on or before that date) or (ii) by delivery of an Activation Notice on or before September 15, 2007, retain the Revolving Commitment and Tax Exempt Commitment and the credit facilities described herein through the Revolver Maturity Date and shall pay the Activation Fee contemplated by Section 3.3(b) on the date specified therein. In the event that the Borrower fails to timely deliver an Activation Notice, then the Borrower shall be deemed to have elected early termination of the Commitments in accordance with clause (c)(i) above.

          (d)  In the event that the Borrower delivers an Activation Notice, on October 31, 2007 the Revolving and Tax Exempt Commitments shall ratably reduce to the amount which is $5,000,000 in excess of the average actual daily principal balance of the Outstanding Obligations under the Revolving Commitment and the Tax Exempt Commitment during the two month period prior to such date, provided that this Section shall not be deemed to require an increase in the amount of either of the Commitments.

        2.10    Reallocation of Commitments.    Provided that no Default or Event of Default then exists, Borrower may irrevocably reallocate the unutilized portion of Tax Exempt Commitment to the Revolving Commitment or an unutilized portion of the Revolving Commitment to the Tax Exempt Commitment, provided that the Tax Exempt Commitment shall not exceed $20,000,000. Each such reallocation shall require, not less than five Business Day's notice from Borrower to the Administrative Agent. Bank of America and Wells Fargo have each agreed to assume one half of any reallocation of the Revolving Commitment to the Tax Exempt Commitment and no other Lender shall assume any portion of the Tax Exempt Commitment (but shall thereupon be relieved of a corresponding amount of the Revolving Commitment). Each such reallocation shall be in an amount which is an integral multiple of $1,000,000 and no more than two such reallocations may occur without the consent of the Administrative Agent. Upon any such reallocation, (i) the portion of the Commitment so reallocated shall be deemed terminated, (ii) each Lender having a Pro Rata Share of the portion of the Commitment so reallocated shall be deemed to have assumed a share of the other Commitment which is equal in dollars to the amount of its Pro Rata Share of the Commitment so terminated, (iii) the relevant Commitment shall be increased in the amount of the reallocation, (iv) the Pro Rata Shares of each Lender in the Commitments shall be deemed adjusted to give effect to such termination and increase, and (v) the principal amount of the Advances shall be reallocated amongst the Lenders to reflect their respective Pro Rata Shares in the relevant Commitments (which shall be adjusted to reflect the transfer) and the Borrower shall pay to the Lender any breakage costs or similar amounts which result from any such reallocation. It is understood and agreed that, upon any such reallocation of the Commitments, the Borrower shall be responsible for any costs, including breakage costs, which arise from the resulting adjustment of the Pro Rata Shares of the Lenders in the Commitments.

        2.11    Optional Increases to Commitments.    (a) Provided that no Default or Event of Default then exists, the aggregate amount of the Commitments may be increased upon the request of the Borrower from time to time to an amount which is not greater than $215,000,000 (minus the amount of any reductions to the Commitments which have then occurred pursuant to Sections 2.8 or 2.9) in accordance with the provisions of this Section (any such increase being referred to herein as the "Increased Commitments").

          (b)  Borrower may designate any existing Lenders, or any other lenders which qualify as Eligible Assignees which at the time agree to (i) in the case of any such designated Lender that is an existing Lender, increase its Commitment and (ii) in the case of any other such lender (an "Additional Lender"), become a party to this Agreement. Borrower shall provide at least 5 Business Days' notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) of any requested Increased Commitments. While each Lender shall be eligible to subscribe for any requested Increased Commitment, no Lender shall be obliged to assume any portion of the Increased Commitments. No Lender which fails to respond shall be deemed to have elected to increase its Commitment in response to a notice by the Borrower under this Section.

          (c)  An increase in the aggregate amount of the Commitments pursuant to this Section shall become effective upon the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with such evidence of appropriate authorization on the part of the Borrower with respect to the Increased Commitments and such opinions of counsel for the Borrower with respect to the Increased Commitments as the Administrative Agent may reasonably request.

          (d)  It is understood and agreed that, upon any such increase to any of the Commitments, the Borrower shall be responsible for any costs, including breakage costs, which arise from the resulting adjustment of the Pro Rata Shares of the Lenders in the Commitments.

          (e)  The proceeds of any additional Term Loans made pursuant to this Section shall be used to refinance any then outstanding principal balance of the Revolving Loans (or, to the extent that the aggregate principal amount of the Commitments and the Existing Station Sub Debt would thereby exceed $215,000,000, and provided that no Default or Event of Default then exists, to prepay Existing Station Sub Debt).

ARTICLE 3
PAYMENTS AND FEES

        3.1    Principal and Interest.

          (a)  Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after any Default or Event of Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

          (b)  Interest accrued on each Base Rate Loan on each Quarterly Payment Date shall be due and payable on that day. Except as otherwise provided in Section 3.9, the unpaid principal amount of any such Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the applicable Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

          (c)  Interest accrued on each Eurodollar Rate Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on the date which is three months after the date such Eurodollar Rate Loan was made (and, in the event that all of the Lenders have approved a Eurodollar Period of longer than six months, every three months thereafter through the last day of the Eurodollar Period) and on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.9, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the applicable Eurodollar Margin.

          (d)  Interest accrued on each Tax Exempt Loan shall be due and payable on the last day of the related Tax Exempt Period. Except as otherwise provided in Sections 3.9 and 3.17, the unpaid principal amount of any Tax Exempt Loan shall bear interest at a rate per annum equal to the Tax Exempt Rate.

          (e)  If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows, and without set off, counterclaim or reduction of any kind:

            (i)    the amount, if any, by which the Outstanding Obligations under the Revolving Commitment at any time exceed the then applicable Revolving Commitment (as reduced from time to time pursuant to Sections 2.8 or 2.9 or increased pursuant to Sections 2.10 or 2.11), shall be payable immediately;

            (ii)  the amount, if any, by which the Outstanding Obligations under the Tax Exempt Commitment at any time exceed the then applicable Tax Exempt Commitment (as reduced from time to time pursuant to Sections 2.8 or 2.9 or increased pursuant to Sections 2.10 or 2.11), shall be payable immediately;

            (iii)  the amount, if any, by which the Outstanding Obligations under the Term Commitment at any time exceed the then applicable Term Commitment (as reduced from time to time pursuant to Section 2.8 or 2.9 or increased pursuant to Section 2.11) shall be payable immediately;

            (iv)  the principal amount of the Outstanding Obligations shall be repaid in the amount of any payment made under the Make-Well on the date of such payment (it being understood that the Borrower may immediately reborrow any such sums to the extent that it is otherwise entitled to do so under this Agreement and the other Loan Documents);

            (v)  the principal amount of the Outstanding Obligations shall be repaid in the amount of any payment made under the Completion Guaranty by way of Sub Debt Contributions on the date of such payment unless the Administrative Agent elects to deposit such funds in the Completion Account (it being understood that the Borrower may immediately reborrow any such sums to the extent that it is otherwise entitled to do so under this Agreement and the other Loan Documents); and

            (vi)  the principal Indebtedness evidenced by the (a) Term Notes shall be in any event payable on the Term Maturity Date and (b) the Revolving Notes and the Tax Exempt Notes shall be in any event payable on the Revolver Maturity Date.

          (f)    The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section (i) any partial prepayment shall be not less than $2,000,000, or in integral multiples of $500,000 which are in excess of $2,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m., California local time, on the Business Day prior to the date of prepayment (which must be a Business Day) in the case of a Base Rate Loan, and, in the case of a Eurodollar Rate Loan or Tax Exempt Loan, three Business Days before the date of prepayment (which must be a Business Day), which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Loan shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iv) any payment or prepayment of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.8(e), and (v) any payment or prepayment of all or any part of any Tax Exempt Loan on a day other than the last day of the applicable Tax Exempt Period shall be subject to Section 3.17(c). Promptly following receipt of a notice of prepayment under clause (ii) above, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and amount thereof.

          (g)  Each payment of principal by Borrower hereunder shall be applied ratably to the Advances made to Borrower which are then due and payable, provided that if the Obligations are then accelerated or have deemed to have been accelerated, each payment of principal hereunder shall be applied ratably to the outstanding Advances.

        3.2    Co-Lead Arrangers' Fees.    On the date of execution of this Agreement, Borrower shall pay to Co-Lead Arrangers through the Administrative Agent certain fees in the amount heretofore agreed upon by letter agreement between Borrower and the Co-Lead Arrangers. These fees are for the services of the Co-Lead Arrangers in arranging the credit facilities under this Agreement and are fully earned when paid and are nonrefundable.

        3.3    Upfront and Other Fees.

          (a)  On the date of execution of this Agreement, Borrower shall pay to the Administrative Agent, for the account of each Lender, upfront fees in an amount equal to (i) that Lender's allocated Pro Rata Share of the Commitments times (ii) a fee percentage based upon the amount of the offered commitments of that Lender to the credit facilities described herein, as set forth in a letter agreement of even date herewith among Borrower, the Co-Lead Arrangers and Bank of America. Such upfront fees are for the credit facilities committed by each Lender under this Agreement and are fully earned when paid. The upfront fees paid to each Lender are solely for its own account and are nonrefundable.

          (b)  On October 31, 2007 and in the event that the Borrower is entitled to exercise the Activation Notice, and has in fact elected to exercise the Activation Election in accordance with Section 2.9(c) the Borrower shall pay to each Lender then party to this Agreement an Activation Fee equal to 1.00% times that lender's Pro Rata Share of the Revolving Commitment and the Tax Exempt Commitment after giving effect to any reduction to the Revolving Commitment and the Tax Exempt Commitment which occurs on that date in accordance with Section 2.9(d).

        3.4    Commitment Fees.    From the date of execution of this Agreement, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders having a Revolving Commitment or Tax Exempt Commitment in accordance with their respective Pro Rata Shares of the Revolving Commitment and Tax Exempt Commitment, a commitment fee equal to the Commitment Fee Rate times the difference between (a) the sum of the Revolving Commitment and the Tax Exempt Commitment, and (b) the Outstanding Obligations under the Revolving Commitment and Tax Exempt Commitment (other than the Swing Line Outstandings). The commitment fees shall be payable quarterly in arrears on each Quarterly Payment Date, on the Revolver Maturity Date and upon the date of any partial reduction or termination of the Commitments pursuant to Sections 2.8 or 2.9.

        3.5    Letter of Credit Fees.    Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit issuance fee to the Issuing Bank, for the sole account of the Issuing Bank, in an amount set forth in a letter agreement between Borrower and the Issuing Bank. Each letter of credit issuance fee is nonrefundable. On each Quarterly Payment Date and on the Revolver Maturity Date, Borrower shall also pay to the Administrative Agent in arrears, for the ratable account of the Lenders in accordance with their Pro Rata Share of the Revolving Commitment (or, if the Revolving Commitment has been terminated, in accordance with their Pro Rata Shares of the Aggregate Effective Amount), letter of credit fees in an amount equal to the Letter of Credit Fee per annum times the average daily Aggregate Effective Amount of all Letters of Credit for the period from the Closing Date or the most recent Quarterly Payment Date. All letter of credit fees shall also be non-refundable.

        3.6    Administrative Fees.    On the date hereof and annually thereafter, Borrower shall pay to the Administrative Agent an administrative fee in such amounts as heretofore agreed upon by letter agreement between Borrower and Bank of America and the Co-Lead Arrangers. The administrative fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The administrative fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

        3.7    Increased Commitment Costs.    If any Lender shall determine in good faith that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and

(taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten Business Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs or diminished rate of return on capital have been incurred or sustained by the Lender.

        3.8    Eurodollar Costs and Related Matters.

          (a)  In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five Business Days after demand all amounts necessary to compensate such Lender (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements. The Lender's determination of such amount shall be conclusive in the absence of manifest error.

          (b)  If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

            (1)  shall subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances, excluding (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts, (ii) franchise taxes imposed by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business," and (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws;

            (2)  shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

            (3)  shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

  and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, within five Business Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this subsection and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.

          (c)  If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Advance or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances on either (1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under clause (e) of this Section. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the date hereof, which will cause that Lender to notify the Administrative Agent under this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan or Advance, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make Eurodollar Rate Advances has been suspended under this Section shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

          (d)  If, with respect to any proposed Eurodollar Rate Loan:

            (1)  the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

            (2)  the Requisite Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

  then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended.

          (e)  Upon payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under clause (c) of this Section) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a Eurodollar Rate Advance in any Request for Loan, or upon the failure of Borrower to prepay a Eurodollar Rate Loan or Advance on the date specified in a notice of prepayment delivered to the Administrative Agent pursuant to Section 3.1(f), Borrower shall pay to the appropriate Lender within ten Business Days after demand a prepayment fee, failure to borrow fee or failure to prepay fee, as the case may be (determined as though 100% of that Lender's Eurodollar Rate Advance had been funded in the Designated Eurodollar Market), equal to the sum of:

            (1)  the principal amount of the Eurodollar Rate Advance prepaid or not borrowed or prepaid, as the case may be, times [the number of days from and including the date of prepayment or failure to borrow or prepay, as applicable, to but excluding the last day in the applicable Eurodollar Period], divided by 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

            (2)  all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow.

  Each Lender's determination of the amount of any prepayment fee, failure to borrow fee or failure to prepay fee payable under this Section shall be conclusive in the absence of manifest error.

          (f)    Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by the Lender.

          (g)  If any Lender claims compensation or is excused from making or continuing Eurodollar Rate Loans or Advances under this Section, Borrower may at any time, upon at least four (4) Eurodollar Business Days' prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee (subject to clause (c) of this Section) required by clause (e) of this Section, request that such Eurodollar Rate Advances be converted to Base Rate Advances.

        3.9    Default Rate.    If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, or at the option of the Requisite Lenders upon the occurrence and during the continuance of any

Event of Default, the outstanding Loans, and any such delinquent fees, costs or other amounts, shall thereafter bear interest at a rate which is 2% per annum in excess of the otherwise applicable rate, and the outstanding Letters of Credit shall thereafter accrue fees at a rate which is 2% per annum in excess of the otherwise applicable fees, in each case to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

        3.10    Computation of Interest and Fees.    Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on all other Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

        3.11    Non-Business Days.    If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

        3.12    Manner and Treatment of Payments.

          (a)  All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment hereunder (except payments pursuant to Sections 3.7, 3.8, 12.3, 12.11 and 12.22) or on the Notes or under any other Loan Document shall be made to the Administrative Agent, at the Administrative Agent's Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds (by wire transfer, debit of an account with the Administrative Agent or by other means acceptable to the Administrative Agent) not later than 11:00 a.m. (other than payments with respect to Swing Line Loans, which must be paid directly to the Swing Line Lender and received by 3:00 p.m.), California local time, on the day of payment (which must be a Business Day). All payments received after such time, on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California local time, on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

          (b)  Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

          (c)  Each Lender shall use its best efforts to keep a record (which may be in tangible or electronic or other intangible form) of Advances made by it and payments received by it with respect to each of its Notes and such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower's obligation to pay the Obligations.

          (d)  Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts, (ii) franchise taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business", (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Agency and (iv) any withholding tax or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then available under applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower or any other Party is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, they shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower or the relevant Party.

        3.13    Funding Sources.    Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

        3.14    Failure to Charge Not Subsequent Waiver.    Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

        3.15    Administrative Agent's Right to Assume Payments Will be Made by Borrower    Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

        3.16    Fee Determination Detail.    The Administrative Agent and any Lender shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Creditors, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

        3.17    Concerning The Tax Exempt Loans.    In the event that any Lender notifies the Administrative Agent and Borrower that such Lender has:

          (a)  received notice that the United States Internal Revenue Service, or any court of the United States, has determined that interest on any Tax Exempt Loan is includable in the gross income of the owner thereof for federal income tax purposes, or that any Tax Exempt Loan is not a qualified tax-exempt obligation for purposes of Section 265(b) of the Code; or

          (b)  received an opinion of an attorney nationally recognized as knowledgeable in the issuance of tax-exempt obligations by states, local governments and Indian tribes that interest on any Tax Exempt Loan is includable in the gross income of the owner thereof for federal income tax purposes, or that any Tax Exempt Loan is not a qualified tax-exempt obligation for purposes of Section 265(b) of the Code; then:

            (x)  the interest rate borne by such Tax Exempt Loan shall be increased, retroactive to the date as of which such interest is so includable in gross income or the date as of which such Tax Exempt Loan is not regarded as a qualified tax-exempt obligation, as the case may be, to the Base Rate, plus the Base Rate Margin, plus 2.00% per annum; and

            (y)  Borrower shall, within thirty days of the receipt of such notice, pay to the Administrative Agent an amount equal to the difference between the interest actually paid on such Tax Exempt Loan and the amount of interest that would have been paid thereon had such Tax Exempt Loan borne interest at the rate described in the foregoing clause (x) from the date as of which such interest is so includable in gross income or the date as of which such Tax Exempt Loan is not regarded as a qualified tax-exempt obligation, as the case may be.

  The obligation of Borrower to make the payment described in the foregoing clause (y) shall survive for five years following the date on which the Commitments are terminated and all Tax Exempt Loans are fully paid.

          (c)  Upon payment or prepayment of any Tax Exempt Advance on a day other than the last day in the applicable Tax Exempt Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a Tax Exempt Advance in any Request for Loan, or upon the failure of Borrower to prepay Tax Exempt Loan or Advance on the date specified in a notice of prepayment delivered to the Administrative Agent pursuant to Section 3.1(f), Borrower shall pay to the appropriate Lender within ten Business Days after demand a prepayment fee, failure to borrow fee or failure to prepay fee, as the case may be in an amount equal to all costs determined by such Lender to be directly or indirectly attributable to such payment, prepayment or failure (determined as though 100% of that Lender's Tax Exempt Advance had been funded in the Designated Eurodollar Market), together with all out-of-pocket expenses incurred by the Lender reasonably attributable to such payment, prepayment or failure to borrow. Each Lender's determination of the amount of any prepayment fee, failure to borrow fee or failure to prepay fee payable under this Section shall be conclusive in the absence of manifest error.

        3.18    Survivability.    All of Borrower's obligations under Sections 3.7 and 3.8 shall survive for ninety days following the date on which the Commitments are terminated, all Obligations hereunder are fully paid and all Letters of Credit have expired, unless (in the context of any Letter of Credit) the Issuing Lender has been provided with cash collateral acceptable to the Issuing Lender in respect thereof, and has released each of the Lenders from its participation pursuant to Section 2.5 in such Letter of Credit.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

        In order to induce the Creditors to enter into this Agreement and the other Loan Documents, to make Loans and to issue and participate in Letters of Credit hereunder, Borrower represents and warrants to the Creditors that, as of the date hereof and as of the date when any of the following representations are reaffirmed pursuant to Article 9 or otherwise reaffirmed in any Loan Document:

        4.1    Existence and Qualification; Power; Compliance With Laws.

          (a)  Borrower is federally recognized as an Indian Tribe, and as an Indian Tribal government within the meaning of Sections 7701(a)(40)(A) and 7871(a) of the Code. Borrower is able to issue obligations the interest on which is exempt from gross income for federal income tax purposes under Section 103 and 7871(c) of the Code. Borrower is a non-taxable entity for purposes of federal income taxation under the Code, and the gaming and other revenues of Borrower are exempt from federal income taxation. Borrower is qualified to do business and is in good standing under the laws of each jurisdiction in which it is required to be qualified by reason of the location or the conduct of its business, except where the failure to be so qualified or in good standing would not result in a Material Adverse Effect. Borrower has all requisite power and authority to conduct its business, to own and lease its Properties, to execute and deliver each Loan Document and Material Document to which it is a Party and to perform the Obligations. As of the Closing Date, the chief executive offices of Borrower are located in Placer County, California at the address for notices set forth on the signature pages hereto. Borrower is in compliance with the terms of the Compact, the Gaming Ordinance, and with all Laws and other legal requirements applicable to its existence and business (including without limitation, IGRA and all Gaming Laws), has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to file, register, qualify, comply or obtain exemptions does not constitute a Material Adverse Effect.

          (b)  As of the Closing Date, Station is a corporation duly formed, validly existing and in good standing under the Laws of Nevada. As of the Closing Date, Station has all requisite corporate or other organizational power and authority to execute and deliver each Loan Document to which it is a party and to perform the Obligations thereunder.

        4.2    Authority—No Contravention as to Borrower.    The execution, delivery and performance by Borrower of the Loan Documents and Material Documents to which it is a party have been duly authorized by all necessary Tribal Council, Tribal Gaming Agency, Development Board, Business Board and other action, and do not:

          (a)  require any consent or approval not heretofore obtained of any enrolled tribal member of Borrower, Tribal Council member, Tribal Gaming Agency member, Development Board member, Business Board member, security holder or creditor;

          (b)  violate or conflict with any provision of the Constitution, bylaws or other governing documents of Borrower;

          (c)  result in or require the creation or imposition of any Lien or Right of Others (other than pursuant to the Collateral Documents) upon or with respect to any Gaming Property now owned or leased or hereafter acquired;

          (d)  violate any Law or Requirement of Law, including any Gaming Law, applicable to Borrower;

          (e)  constitute a "transfer of an interest" or an "obligation incurred" that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a "fraudulent conveyance," "fraudulent obligation" or "fraudulent transfer" within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

          (f)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which Borrower is a party or by which Borrower, or any of its Property is bound or affected; or

          (g)  require any consent or approval of any Governmental Agency, or any notice to, registration or qualification with any Governmental Agency, not heretofore obtained or obtained concurrently with the Closing Date;

and Borrower is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f), in any respect that constitutes a Material Adverse Effect.

        4.3    Authority—Station.    The execution, delivery and performance by any Station Company of the Loan Documents and the Material Documents to which it is a party have been duly authorized by all necessary corporate and other action, and do not:

          (a)  require any consent or approval not heretofore obtained of any security holder or creditor of any Station Company or of any shareholder, member or director of any Station Company;

          (b)  violate or conflict with any provision of the articles of incorporation or bylaws of any Station Company;

          (c)  violate any Law or Requirement of Law, including any Gaming Law, applicable to any Station Company;

          (d)  constitute a "transfer of an interest" or an "obligation incurred" that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a "fraudulent conveyance," "fraudulent obligation" or "fraudulent transfer" within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction;

          (e)  result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which any Station Company or its Property are bound or affected; or

          (f)    require any consent or approval of any Governmental Agency, or any notice to, registration or qualification with any Governmental Agency, not heretofore obtained or obtained concurrently with the Closing Date;

and no Station Company is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.3(e), in any respect that constitutes a Material Adverse Effect.

        4.4    No Governmental Approvals Required.    No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency (including without limitation the Bureau of Indian Affairs and the NIGC) is required to authorize, permit or render enforceable under applicable Laws the execution, delivery and performance by Borrower and Station of the Loan Documents and Material Documents to which they are parties which has not been obtained.

        4.5    The Nature of Borrower.    Borrower has no Subsidiaries and no Affiliates which are included in or controlled by or through Borrower. No activities of Borrower constituting or relating to the ownership and operation of gaming facilities (including all Class II and Class III gaming activities within the meaning of IGRA) or constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities are conducted by Borrower through any Subsidiary or Affiliate.

        4.6    No Management Contract.    Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute (a) "management contracts" or "management agreements" within the meaning of IGRA or the regulations promulgated thereunder, (b) deprive Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at the Thunder Valley Casino, or (c) constitute encumbrances on Indian lands within the meaning of 25 U.S.C. § 81. To the extent that the Loan Documents are considered to be "collateral documents" to the Management Agreement under IGRA and the regulations promulgated thereunder, all required approvals of the Loan Documents under IGRA have been obtained.

        4.7    Financial Statements.    Borrower has furnished to the Lenders the opening balance sheet of the Borrower with respect to the Gaming Property as of the Closing Date. This balance sheet fairly presents the financial condition of Borrower, as of the Closing Date in accordance with Generally Accepted Accounting Principles consistently applied, after giving effect to all transactions which occur on the Closing Date. The balance sheet of Borrower referred to above, and each balance sheet of Borrower hereafter delivered to the Administrative Agent under Article 8, includes as liabilities of Borrower, all Recourse Obligations existing as of the date hereof and thereof, respectively, whether or not Borrower is described as the borrower or obligor with respect thereto (including all Recourse Obligations for which Borrower is the nominal obligor). No Non-Gaming Property is or will be described as an asset of Borrower on any balance sheet or other financial statement of Borrower provided to the Administrative Agent or the Lenders.

        4.8    No Other Liabilities; No Material Adverse Effect.    As of the Closing Date, Borrower does not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 4.7. No event or circumstance that constitutes a Material Adverse Effect has occurred since September 30, 2002. As of the date of each Advance made and each Letter of Credit issued subsequent to the Closing Date, no event or circumstance has occurred since the Closing Date that constitutes a Material Adverse Effect.

        4.9    Title to and Location of Property.    As of the Closing Date, Borrower has good and valid title to all the Property reflected in the balance sheet of Borrower described in Section 4.7 other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others (other than Liens and Rights of Others permitted by this Agreement).

        4.10    Real Property.    As of the Closing Date, Schedule 4.10 sets forth a legal description of all Real Property owned by Borrower or held by the United States government in trust for the benefit of Borrower which is Gaming Property, which legal description is accurate and complete in all material respects. The Gaming Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of Borrower.

        4.11    Intangible Assets.    Borrower owns, or possesses the right to use to the extent necessary in the business of Borrower, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of the business of Borrower as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower, and no such Intangible Asset conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

        4.12    Governmental Regulation.    Borrower is not subject to regulation under any Law limiting or regulating its ability to incur Indebtedness for money borrowed, to grant Liens to secure its obligations with respect to such Indebtedness or to otherwise perform the Obligations. As of the Closing Date, the Compact, the Management Agreement, the Development Agreement and the Loan Agreement have received all required approvals and consents of Governmental Agencies which are required for their validity and enforceability.

        4.13    Litigation.    Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, (b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against Borrower which is, in the reasonable opinion of their independent legal counsel, in an amount less than $1,000,000, and (c) matters set forth in Schedule 4.13, there are no actions, suits, proceedings or investigations pending as to which Borrower has been served or have received notice or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Property before any Governmental Agency. There is no reasonable basis to believe that any of the matters described on Schedule 4.13 may result in or constitute a Material Adverse Effect.

        4.14    Binding Obligations.    The Loan Documents and each of the Material Documents to which Borrower or any Station Company is a party have been executed and delivered by Borrower and such Station Company, as applicable, and constitute the legal, valid and binding obligations of Borrower and such Station Company enforceable in accordance with their terms, and each Loan Document hereafter executed by Borrower will, when executed and delivered by the Parties thereto, constitute the legal, valid and binding obligation of Borrower and Station as applicable, enforceable against Borrower and such Station Company as applicable in accordance with its terms. The provisions of Sections 12.25 and 12.31 are specifically enforceable against Borrower.

        4.15    No Default.    No event has occurred and is continuing that is a Default or an Event of Default.

        4.16    ERISA.    As of the Closing Date neither Borrower nor any ERISA Affiliate of Borrower maintains, contributes to or is required to contribute to any "employee pension benefit plan" that is subject to Title IV of ERISA.

        4.17    Regulations T, U and X; Investment Company Act.    No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulations T, U and X) in violation of Regulations T, U and X. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock." Borrower is not required to be registered as an "investment company" under the Investment Company Act of 1940.

        4.18    Disclosure.    No written statement made by or on behalf of Borrower or Station to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan or Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. There is no fact known to Borrower or Station (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

        4.19    Tax Liability.    Borrower has filed all tax returns which are required to be filed, and has paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained in accordance with Generally Accepted Accounting Principles.

        4.20    Projections.    As of the Closing Date, to the best knowledge of Borrower, the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation, warranty or covenant that the Projections in fact will be achieved.

        4.21    Employee Matters.    There is no strike or work stoppage in existence or, to Borrower's knowledge, threatened involving Borrower that would constitute a Material Adverse Effect.

        4.22    Gaming Laws.    Borrower and Station are in material compliance with all applicable Gaming Laws.

        4.23    Security Interests.    The Liens created by the Security Agreement are perfected and of first priority to the fullest extent that the same may be perfected by the filing of financing statements under the California Uniform Commercial Code. The Deposit Account Agreements create a valid and perfected Lien in the Collateral described therein (including without limitation the Operating Accounts) securing the Obligations. Each of the Liens described in this Section are of first priority, subject only to Permitted Encumbrances and Permitted Rights of Others.

        4.24    Hazardous Materials.    Except as specifically described in Schedule 4.24, neither Borrower nor to the best knowledge of each Senior Officer of Borrower any predecessor in title or any third person at any time occupying or present on the Real Property at any time, has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law. Except as specifically described in Schedule 4.24, no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect. Except as specifically described in Schedule 4.24, the Real Property and each portion thereof is not and has not been utilized by Borrower as a site for the manufacture of any Hazardous Materials and is in compliance in all material respects with all Hazardous Materials Laws. To the extent that any Hazardous Materials have been, or are, used, generated or stored by Borrower on any Real Property, or transported to or from such Real Property by Borrower, such use, generation, storage and transportation have been and are, in compliance in all material respects with all Hazardous Materials Laws.

        4.25    Arbitration.    Borrower has duly and validly enacted the Arbitration Ordinance in accordance with the Constitution and all other applicable Laws. Pursuant to the Arbitration Ordinance and the Constitution, to the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court of Borrower, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.

        4.26    Deposit Accounts.    Borrower does not maintain any Operating Account with any bank, savings association, financial institution or similar financial intermediary in which Cash or Cash Equivalents having an aggregate value in excess of $100,000 for all such accounts are deposited which is not listed on Schedule 4.26 or the existence of which has not been disclosed to the Administrative Agent and the Lenders in writing and made subject to a Deposit Account Agreement in favor of the Administrative Agent.

        4.27    The Tax Exempt Loans.    Borrower reasonably expects that (a) it will spend not less than 85% of the spendable proceeds of each Tax Exempt Loan to carry out the governmental purposes of the Issue of the related Tax Exempt Loan within three years after the date of issuance of such Tax Exempt Loan, and (b) not more than 50% of the proceeds of any Tax Exempt Loan will be invested in nonpurpose investments having a substantially guaranteed yield for four years or more. No Tax Exempt Loan will be a "hedge bond" within the meaning of Section 149(g) of the Code.

        All facilities financed with proceeds of a Tax Exempt Loan will be owned and maintained by Borrower and available for use by members of the general public on a substantially equal basis. Borrower shall not enter into any lease, use or other agreement with any non-governmental person relating to the use of any facilities financed with the proceeds of a Tax Exempt Loan which would cause the Tax Exempt Loan to be considered a "private activity bond" or "private loan bond" within the meaning of Section 141 of the Code. Substantially all (90%) or more of the net proceeds of each Tax Exempt Loan will be used to finance or refinance the costs of facilities which constitute "essential government functions" of Borrower.

        4.28    Management and Development Agreements; Investments by Station.    As of the Closing Date, the Management Agreement and the Development Agreement have received all required approvals of the NIGC, and there are no other consents or approvals of any Governmental Agency which are required to render the Management Agreement and the Development Agreement effective. As of January 22, 2003, the aggregate Indebtedness of Borrower to Station and its Affiliates is $36,798,151, all of which is evidenced by the subordinated promissory note referred to in Section 9.1(i). As of the Closing Date, there is no arrangement for the payment of fees or other amounts by Borrower to Station or its Affiliates which is not evidenced by the Management Agreement or Development Agreement. Without limitation on the preceding sentence, there is no separate fee payable by Borrower to Station or its Affiliates for the issuance of the Completion Guaranty and the Make-Well.

ARTICLE 5
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND
REPORTING REQUIREMENTS)

        So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents:

        5.1    Payment of Taxes and Other Potential Liens.    Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon Borrower or its Property or any part thereof, upon its income or profits or any part thereof or (to the extent that the same arise after the Closing Date) any tax, assessment, governmental charges or levies imposed upon any right or interest of the Administrative Agent or any Lender under any Loan Document, except that Borrower shall not be required to pay or cause to be paid (a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks, (b) any tax, assessment, charge or levy that is not yet delinquent, or is being contested in good faith by appropriate proceedings, so long as Borrower has established and maintained adequate reserves for the payment of the same in accordance with Generally Accepted Accounting Principles and by reason of such nonpayment and contest no material item or portion of Gaming Property is in jeopardy of being seized, levied upon or forfeited, and (c) taxes, assessments, charges and levies of amounts not in excess of $100,000 which Borrower in good faith inadvertently fails to pay.

        5.2    Maintenance of Properties.    Maintain, preserve and protect all of the depreciable Gaming Property in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of such Properties, except that the failure to maintain, preserve and protect a particular item of depreciable Gaming Property that is not of significant value, either intrinsically or to the operations of Borrower shall not constitute a violation of this covenant, and maintain its ownership of all intellectual property and licenses thereof necessary for the operation of the Thunder Valley Casino.

        5.3    Maintenance of Insurance.    Maintain liability, casualty and other insurance with respect to itself and all Gaming Property (subject to customary deductibles and retention) with responsible insurance companies in such amounts and against such risks as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower operates and, in any event, (a) workers' compensation insurance, to the extent required to comply with all applicable state, territorial and United States laws and regulations, (b) comprehensive general liability insurance with minimum limits of $1,000,000, (c) umbrella liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $25,000,000, (d) property insurance protecting the Thunder Valley Casino for possible damage by fire, lightening, wind-storm other damage, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane, and such other risks and hazards as are from time to time covered by an "all risk" policy or a property policy covering "special" causes of loss, (e) such insurance shall provide coverage of not less than 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements with a deductible no greater than $750,000 (other than earthquake insurance for which the deductible may be up to 10% of such replacement value), (e) business interruption insurance and (f) such insurance with respect to the Real Property as is maintained as of the Closing Date as described in Schedule 5.3.

        5.4    Compliance With Laws.    Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower need not comply with a Requirement of Law then being contested by it in good faith by appropriate proceedings.

        5.5    Preservation of Licenses and Permits.    Preserve and maintain all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of the business of the Thunder Valley Casino, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of its business or the ownership or leasing of its Properties except where the failure to preserve and maintain any such authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits or registrations or to so qualify or remain qualified would not constitute a Material Adverse Effect.

        5.6    Inspection Rights.    Upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to unreasonably interfere with the business of Borrower), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Thunder Valley Casino, and to discuss the affairs, finances and accounts of Borrower with any of its officers, key employees, and accountants, and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of Borrower. Without limitation on the foregoing, Borrower shall:

          (a)  provide the Construction Consultant any and all requested access to the Thunder Valley Casino site;

          (b)  provide any and all information which is reasonably required for the preparation of a monthly Construction Progress Report;

          (c)  cooperate in the preparation of each Construction Progress Report and, if requested by the Administrative Agent, cause the Thunder Valley Casino's architect and general contractor to certify that the improvements constructed as of the date of any Construction Progress Report conform to the Approved Plans in all material respects;

          (d)  maintain a full set of working drawings at the construction office for the Thunder Valley Casino for review by the Construction Consultant; and

          (e)  within 15 days following any request by the Administrative Agent, deliver (i) then current construction plans for the Thunder Valley Casino certified as true and correct by the architect and the project engineer for the Thunder Valley Casino, (ii) a then current list of the names, addresses and telephone numbers of each material contractor, subcontractor and material supplier with respect to the Thunder Valley Casino and the dollar value and amounts paid with respect to the related contracts, and (iii) then current versions of the construction schedule for all uncompleted work on the Thunder Valley Casino and all executed contracts and subcontracts for such work.

        5.7    Keeping of Records and Books of Account.    Keep adequate records and books of account reflecting all financial transactions in conformity with Generally Accepted Accounting Principles and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower.

        5.8    Compliance With Agreements.    Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and instruments to which it is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, provided that the good faith failure of Borrower to comply with Contractual Obligations involving an amount of money which is less than $1,000,000 or Property having a value of less than $1,000,000 shall not constitute a breach of this covenant for so long as Borrower is attempting, through the exercise of diligent efforts, to comply therewith.

        5.9    Use of Proceeds.    Use the proceeds of the Loans and Letters of Credit (a) to pay the fees and transaction expenses to be paid on the Closing Date, (b) to finance the continuing design, development, construction and other costs associated with the proposed Thunder Valley Casino in accordance with the Approved Plans and the Approved Budget (as the same may be augmented by the amount of any Sub Debt Contributions), including development of gaming space, parking, gift shops and restaurants, (c) to provide for working capital availability for, and other purposes of, the gaming operations of Borrower (including without limitation the financing of interest and, to the extent payable in cash, payments under the Management Agreement and the Development Agreement), and (d) in the case of Loans under the Tax Exempt Commitment only for "essential governmental functions" of Borrower within the meaning of Section 7871(e) of the Code and in a manner which assures that the interest on the Tax Exempt Loans shall not be includable in gross income of the Lenders for federal income tax purposes and (d) to the extent permitted by Section 6.1(d) to refinance Existing Station Sub Debt.

        5.10    Hazardous Materials Laws.    Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise Administrative Agent in writing of (a) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws, (b) any and all claims made or threatened in writing, and received by Borrower, by any third party against Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws, provided that the good faith failure of Borrower to comply with Hazardous Materials Laws shall not constitute a breach of this covenant if (i) Borrower is diligently attempting to comply therewith, (ii) no Gaming Property having a value in excess of $1,000,000 is in jeopardy of seizure or closure as a result of such non-compliance or cannot be used for its intended purpose as a result of such non-compliance .

        5.11    Deposit and Brokerage Accounts.    Promptly and in any event within ten days enter into a Deposit Account Agreement with respect to each Operating Account hereafter established.

        5.12    Tax Exempt Loans.    Take all actions necessary to maintain, and not take or permit any other Person to take any action which would have the result of adversely affecting, the status of (a) the interest on each Tax Exempt Loan as not includable in the gross income of the Lenders for federal income tax purposes, (b) each Tax Exempt Loan as not an "arbitrage bond" under Section 148 of the Code, and (c) each Tax Exempt Loan as a "qualified tax exempt obligation" under Section 265(b) of the Code.

        5.13    Sub Debt Contribution Notes.    Promptly and in any event within five Business Days following the making of any payment by Station under the Make-Well or the Completion Guaranty, issue a Sub Debt Contribution Note in the amount of such payment to Station.

        5.14    Government Approvals.    Take all actions necessary to apply for and obtain any authorization, consent or approval required to authorize, permit or render enforceable any amendment to any Loan Agreement or Material Document.

ARTICLE 6
NEGATIVE COVENANTS

        So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any of the Commitments remains in force, Borrower shall not, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents:

        6.1    Payment of Subordinated Obligations.    Prepay any principal (including sinking fund payments), interest or any other amount with respect to any Subordinated Obligations, or purchase or redeem (or offer to purchase or redeem) any Subordinated Obligations, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligations will be paid when due or otherwise provide for the defeasance of any Subordinated Obligations provided that so long as no Default or Event of Default exists, or would result therefrom, Borrower may (a) make scheduled payments of interest in respect of the Subordinated Obligations, (b) make scheduled payments under the Management Agreement and the Development Agreement, (c) following the Completion Date, prepay Subordinated Obligations (including, without limitation, Sub Debt Contributions) to the extent such prepayment is made out of Available Cash Flow after the payment of the Obligations then due and to the extent that, giving pro forma effect to any such prepayments made in the current Fiscal Quarter, as of the last day of the immediately preceding Fiscal Quarter, Borrower's Fixed Charge Coverage Ratio, as of the last day of the immediately preceding Fiscal Quarter, is not less than 1.25:1.00; and (d) concurrently with any increase in the Commitments pursuant to Section 2.11, make prepayments of the Existing Sub Debt Contributions which do not result in (i) the sum of the aggregate principal amount of the Commitments plus the principal amount of the Existing Sub Debt Contributions remaining unpaid, being less than (ii) the greater of (A) $215,000,000, or (B) the amount of the Approved Budget.

        6.2    Disposition of Property.    Make any Disposition of Gaming Property, whether now owned or hereafter acquired other than Dispositions of the types described below made when no Default or Event of Default exists or would result therefrom:

          (a)  obsolete or worn-out Property, tools or equipment no longer used or useful in its business or Real Property no longer used or useful in its business;

          (b)  any inventory or other Property sold or disposed of in the ordinary course of business; and

          (c)  Dispositions contemplated by Sections 6.5 or 6.9.

        6.3    Investments and Acquisitions.    Make any Acquisition using Gaming Property, or enter into any agreement to make any Acquisition using Gaming Property, or make or suffer to exist any Investment made using Gaming Property, except:

          (a)  Investments in Cash Equivalents;

          (b)  Investments in Subsidiaries to the extent in compliance with Section 7.5;

          (c)  Investments consisting of loans or payroll advances to employees of Borrower for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding;

          (d)  Investments in accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms; and

          (e)  Investments in Approved Swap Agreements.

        6.4    Hostile Tender Offers.    Use the proceeds of the Commitments or any funds of Borrower to directly or indirectly finance any offer to purchase or acquire, or to consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase.

        6.5    Distributions.    Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

          (a)  Priority Distributions in an aggregate amount not to exceed (i) in the case of any such Distributions made on or prior to the Opening Date, $60,000 during any calendar month, and (ii) in the case of any such Distributions made following the Opening Date, $100,000 during any calendar month;

          (b)  following the Completion Date, other Distributions to Borrower made out of Available Cash Flow after the payment of the Obligations then due; provided that (i) giving pro forma effect to the payment of any Distributions made during the then current Fiscal Quarter as of the last day of the immediately preceding Fiscal Quarter, Borrower is in pro forma compliance with the Fixed Charge Coverage Ratio covenant set forth in Section 6.13 as of the last day of such immediately preceding Fiscal Quarter, (ii) the aggregate amount of the Distributions made pursuant to this clause (b) shall not exceed, during any Fiscal Quarter ending prior to the Make-Well Release Date, 25% of Gaming EBITDAM for that Fiscal Quarter; and provided further that in the event that the Borrower or Station has delivered a notice of the type described in the definition of "Increased Capex Conditions" then the Borrower shall not make any Distributions under this clause (b) unless and until Station has made the Sub Debt Contributions contemplated by that definition, and (iii) no Default or Event of Default exists or would result therefrom; and

          (c)  Distributions consisting of any payment or transfer specifically permitted by Section 6.9.

        6.6    ERISA.

          (a)  At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees, in such case if to do so would constitute a Material Adverse Effect, to:

            (i)    engage in any non-exempt "prohibited transaction," as such term is defined in Section 4975 of the Code;

            (ii)  incur any material "accumulated funding deficiency," as that term is defined in Section 302 of ERISA; or

            (iii)  suffer a Termination Event to occur which may reasonably be expected to result in liability of Borrower or any ERISA Affiliate thereof to the Pension Plan or to the PBGC or the imposition of a Lien on the Property of Borrower or any ERISA Affiliate thereof pursuant to Section 4068 of ERISA.

          (b)  At any time, permit any Pension Plan which is maintained by Borrower or to which Borrower is obligated to contribute on behalf of its employees to fail to comply with ERISA or other applicable Laws in any respect that would result in a Material Adverse Effect.

        6.7    Liens; Negative Pledges; Sales and Leasebacks.    Create, incur, assume or suffer to exist any Lien or Right of Others of any nature upon or with respect to Gaming Property; or suffer to exist any Negative Pledge with respect to any Gaming Property; or engage in any sale and leaseback transaction with respect to any Gaming Property; except:

          (a)  Permitted Encumbrances and Permitted Rights of Others;

          (b)  Liens and Negative Pledges in favor of the Administrative Agent or the Lenders under the Loan Documents; and

          (c)  Purchase money Liens and associated Negative Pledges incurred with respect to Property acquired using the proceeds of Indebtedness and Capital Lease Obligations permitted under Section 6.8(d).

        6.8    Indebtedness and Contingent Obligations.    Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

          (a)  Indebtedness and Contingent Obligations in favor of the Lenders or the Administrative Agent under the Loan Documents;

          (b)  Indebtedness and Contingent Obligations consisting of Approved Swap Agreements provided that the aggregate notional amount of Indebtedness covered by all Approved Swap Agreements does not exceed $150,000,000 at any time;

          (c)  The Existing Station Sub Debt, additional Subordinated Obligations which are incurred when no Default or Event of Default exists in an aggregate principal amount not to exceed $20,000,000, and other Sub Debt Contributions made pursuant to the Completion Guaranty and the Make-Well at any time;

          (d)  purchase money Indebtedness and Capital Lease Obligations in an aggregate principal amount not to exceed $5,000,000;

          (e)  Indebtedness consisting of fees accrued under the Management Agreement and the Development Agreement following the Closing Date; and

          (f)    Indebtedness and Contingent Obligations which have no recourse to the Gaming Property (including without limitation the revenues derived therefrom), and which incorporate the Non-Recourse Provisions in a manner approved by the Administrative Agent in writing.

        6.9    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of Borrower other than (a) employment of enrolled tribal members, and the immediate family members of tribal members, on terms consistent with the past practices of Borrower (including the payment of employment bonuses in accordance with past practices), (b) transactions involving Property having an aggregate value of not more than $100,000 for all such transactions, and (c) other transactions on terms at least as favorable to Borrower as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Lenders in writing.

        6.10    Use of Gaming Property Expenditures.    Use any Gaming Property for a purpose which is not related to the business of Borrower or specifically contemplated hereby, expend any funds which are Gaming Property for any purpose which does not directly or indirectly benefit Borrower, or make any Capital Expenditure using funds of Borrower or other Gaming Property except to add to, further improve, maintain, repair, restore or refurbish the Thunder Valley Casino.

        6.11    Minimum Adjusted Gaming EBITDAM and Sub Debt Contributions.    As of the last day of any Post-Opening Fiscal Quarter, permit the sum of (a) Adjusted Gaming EBITDAM plus (b) any increase in the outstanding principal balance of the Sub Debt Contributions during the period for which Adjusted Gaming EBITDAM has been calculated (or minus any reduction in the outstanding principal balance of the Sub Debt Contributions during that period) to be less than:

          (a)  $100,000,000, if the Make-Well is in effect and Scenario I is in effect;

          (b)  $110,000,000 if the Make-Well is not in effect and Scenario I is in effect;

          (c)  $125,000,000, if the Make-Well is in effect and Scenario II is in effect; and

          (d)  $140,000,000, if the Make-Well is not in effect and Scenario II is in effect.

        6.12    Leverage Ratio.    Permit the Leverage Ratio as of the last day of any Post Opening Fiscal Quarter to be greater than:

          (a)  if the Make-Well is in effect and Scenario I is in effect, 1.85:1.00;

          (b)  if the Make-Well is in effect and Scenario II is in effect, 1.50:1.00; and

          (c)  if the Make-Well is not in effect, the maximum ratio set forth below:

Fiscal Quarter Ending	Maximum Ratio
December 31, 2003 to March 31, 2005	1.25:1.00
Thereafter	1.00:1.00

        6.13    Fixed Charge Coverage Ratio.    Permit the Fixed Charge Coverage Ratio as of that last day of any Post Opening Fiscal Quarter (a) upon which the Make-Well is in effect, to be less than 1:10:1.00, or (b) upon which the Make-Well is in not effect, to be less than 1:25:1.00.

        6.14    Capital Expenditures.    Make, or become legally obligated to make, any Capital Expenditure other than:

          (a)  Capital Expenditures made in accordance with the Approved Plans and Approved Budget for the construction of the Thunder Valley Casino in an aggregate amount not to exceed $215,000,000, and provided that the Increased Capex Conditions have been satisfied, an additional $10,000,000 (for a total of $225,000,000);

          (b)  Maintenance Capital Expenditures in an aggregate amount not to exceed (i) $3,000,000 if Scenario I is in effect, or (ii) $5,000,000 if Scenario II is in effect; and

          (c)  Following the Completion Date, other Capital Expenditures for expansion of the Thunder Valley Casino in an aggregate amount which does not exceed $5,000,000 prior to the date following the Completion Date upon which the Borrower delivers a Compliance Certificate demonstrating that the Leverage Ratio is less than 0.75:1.00, following which an additional $20,000,000 may be expended.

        6.15    Deposit Accounts.    Fail, within ten days following the opening of each such account into which Gaming Property is to be deposited, to execute and deliver to the Administrative Agent Deposit Account Agreements granting Liens in each deposit, checking, brokerage or other similar account of Borrower which is opened following the Closing Date with any bank, savings association, financial institution or similar financial intermediary in which Cash or Cash Equivalents will be deposited.

        6.16    Construction Covenants.

          (a)  Fail to proceed diligently and without material interruption (except as limited by any Force Majeure to the extent contemplated by Section 7.1) to construct and furnish the Thunder Valley Casino in accordance in all material respects with the Approved Plans and the Approved Budget.

          (b)  Make any change to the Approved Plans or Approved Budget which would (i) allocate or require the allocation of more than $2,000,000 (in the aggregate of all such allocations) of the "contingency" line item in the Approved Budget to any line item not included in the Approved Budget as of the Closing Date without the prior written consent of the Requisite Lenders (not to be unreasonably withheld or delayed), (ii) increase the overall Approved Budget, or make any change to the construction which would result in any benchmark described therein being delayed for more than three months from the date established therein, or, in any event make any change to the Approved Plans or the Approved Budget which would cause the Completion Date to occur after the date required by Section 10.1(w), (iii) result in any change in the scope of the Thunder Valley Casino so that the square footage of the casino area would be below 90% of the square footage of the casino area contemplated by the Approved Plans as of the Closing Date, or (iv) delete or amend any of the amenities described on Schedule 7.16.

          (c)  Fail to construct the Thunder Valley Casino in a good and workmanlike manner in accordance with sound building practices and without material deviation from the Approved Plans (except to the extent approved by the Requisite Lenders), and comply in all material respects with all existing Laws and requirements of all Governmental Agencies having jurisdiction and in all material respects with all future Laws and requirements that become applicable to the Thunder Valley Casino.

          (d)  Purchase or contract for any materials, equipment, furnishings, fixtures or articles of personal property to be placed or installed on the Thunder Valley Casino under any security agreement or other agreement where the seller reserves or purports to reserve title or the right of removal or repossession (except for such reservations as may arise solely by operation of Law), or the right to consider such materials personal property after their incorporation in the work of construction, unless the Administrative Agent in each instance has authorized Borrower to do so in writing.

          (e)  Fail to promptly pay prior to delinquency (subject to applicable retentions) or otherwise discharge all claims and Liens for labor done and materials and services furnished in connection with the construction of the Thunder Valley Casino, except for claims contested in good faith by appropriate proceedings and without prejudice to the construction timetable, provided that any such claims are covered by such payment bonds or such other assurances as may be reasonably requested by the Administrative Agent.

          (f)    Fail to properly obtain, comply with and keep in effect all material permits, licenses and approvals which are customarily required to be obtained from Governmental Agencies in order to construct and occupy the Thunder Valley Casino as of the then current stage of construction, and deliver copies of all such permits, licenses and approvals to the Administrative Agent promptly following a written request therefor.

          (g)  Fail, within 15 days following any written request by the Administrative Agent, to deliver (i) then current construction plans for the Thunder Valley Casino certified as true and correct by the Thunder Valley Casino architect and the project engineer, (ii) a then current list of the names, addresses and telephone numbers of each material contractor, subcontractor and material supplier with respect to the Thunder Valley Casino and the dollar value and amounts paid with respect to the related contracts, and (iii) then current versions of the construction schedule for all uncompleted work on the Thunder Valley Casino and all executed contracts and subcontracts for such work;

          (h)  Fail to promptly notify the Administrative Agent if it purchases any construction materials for the Thunder Valley Casino having a value in excess of $1,000,000 that are not located on the Thunder Valley Casino, or will not be delivered to the Thunder Valley Casino site within fifteen days after purchase (describing such construction materials, the purchase price therefor and the location thereof) and, if requested by the Administrative Agent, provide to the Administrative Agent the written acknowledgment of the Person having custody of such construction materials of the existence of the Administrative Agent's Lien on such construction materials and the right of the Administrative Agent to have access to and to remove such construction materials when an Event of Default has occurred and remains continuing.

        6.17    Tax Exempt Notes.

          (a)  Not to Cause Interest to Become Taxable. Use, permit the use of, or omit to use Gross Proceeds or any other amounts (or any property the acquisition, construction or improvement of which is to be financed directly or indirectly with Gross Proceeds) in a manner that if made or omitted, respectively, would cause the interest on the Tax Exempt Notes to fail to be excluded, pursuant to section 103(a) of the Code, from the gross income of the owner thereof for federal income tax purposes. Without limiting the generality of the foregoing, unless and until Borrower receives a written opinion of Bond Counsel to the effect that failure to comply with such covenant will not adversely affect the exclusion from gross income of the interest on the Tax Exempt Notes, Borrower shall comply with each of the specific covenants in this Section.

          (b)  No Private Use or Private Payments. Except as would not cause the Tax Exempt Notes to become "private activity bonds" within the meaning of section 141 of the Code and the Tax Regulations and rulings thereunder:

            (1)  fail to require that one or more state or local governmental agencies (including Indian tribal governments or subdivisions thereof) exclusively own, operate and possess all property the acquisition, construction or improvement of which is to be financed or refinanced directly or indirectly with Gross Proceeds of the Tax Exempt Notes, or use or permit the use of such Gross Proceeds (including all contractual arrangements with terms different than those applicable to the general public) or any property acquired, constructed or improved with such Gross Proceeds in any activity carried on by any Nongovernmental Person, unless such use is solely as a member of the general public; and

            (2)  permit the direct or indirect imposition of any charge or other payment on or by any person or entity who is treated as using Gross Proceeds of the Tax Exempt Notes or any property the acquisition, construction or improvement of which is to be financed or refinanced directly or indirectly with such Gross Proceeds, other than taxes of general application within

    Borrower on interest earned on investments acquired with such Gross Proceeds pending application for their intended purposes.

  Borrower understands and acknowledges that "use" of Gross Proceeds may arise by reason of an ownership, lease, or management arrangement with respect to the financed property or, more generally, by reason of any arrangement that provides to a Nongovernmental Person any rights, priorities or other special legal entitlements with respect to any financed property different from those enjoyed by members of the general public. Borrower shall not permit any Nongovernmental Person to lease any portion of any financed property, or to provide services with respect to a function of any financed property unless the arrangement for such services satisfies the guidelines set forth in Revenue Procedure 97-13 (pertaining to "qualified management contracts"), unless Borrower shall first have obtained the opinion of Bond Counsel that such arrangements will not adversely affect the exclusion pursuant to section 103(a) of the Code of interest on the Tax Exempt Notes from the gross income of the owners thereof.

          (c)  No Private Loan. Except as would not cause the Tax Exempt Notes to become "private activity bonds" within the meaning of section 141 of the Code and the Tax Regulations and rulings thereunder, use or permit the use of Gross Proceeds to make or finance loans to any person or entity other than a state or local government (including Indian tribal governments or subdivisions thereof). For purposes of this clause (c), such Gross Proceeds are considered to be "loaned" to a person or entity if: (1) property acquired, constructed or improved with such Gross Proceeds is sold or leased to such person or entity in a transaction that creates a debt for federal income tax purposes; (2) capacity in or service from such property is committed to such person or entity under a take-or-pay, output or similar contract or arrangement; or (3) indirect benefits, or burdens and benefits of ownership, of such Gross Proceeds or any property acquired, constructed or improved with such Gross Proceeds are otherwise transferred in a transaction that is the economic equivalent of a loan.

          (d)  Not to Invest at Higher Yield. Except as would not cause the Tax Exempt Notes to become "arbitrage bonds" within the meaning of section 148 of the Code and the Tax Regulations and rulings thereunder, not at any time prior to the later of the final stated maturity of the Tax Exempt Notes or the date on which the last Tax Exempt Advance is finally repaid directly or indirectly invest or permit the investment of Gross Proceeds of such Issue in any Appropriate Investment, if as a result of such investment the Yield of any Appropriate Investment acquired with Gross Proceeds of that Issue, whether then held or previously disposed of, would materially exceed the Yield of the Tax Exempt Notes within the meaning of said section 148.

          (e)  No Federal Guarantee. Except to the extent permitted by section 149(b) of the Code and the Tax Regulations and rulings thereunder, take or omit to take, or permit, any action that would cause the Tax Exempt Notes to be "federally guaranteed" within the meaning of section 149(b) of the Code and the Tax Regulations and rulings thereunder.

          (f)    Information Report. Fail to timely file or cause to be filed any information required by section 149(e) of the Code with respect to each Issue with the Secretary of the Treasury on Form 8038-G or such other form and in such place as the Secretary may prescribe.

          (g)  Rebate of Arbitrage Profits. Except to the extent otherwise provided in section 148(f) of the Code and the Tax Regulations and rulings thereunder:

            (1)  Fail to account for all Gross Proceeds of each Issue (including all receipts, expenditures and investments thereof) on its books of account separately and apart from all other funds (and receipts, expenditures and investments thereof) or fail to retain all records of accounting for at least six years after the day on which the last Tax Exempt Advance is repaid. However, to the extent permitted by Law and this Agreement, Borrower may commingle

    Gross Proceeds of any Issue with other money of Borrower, provided that Borrower separately accounts for each receipt and expenditure of Gross Proceeds of that Issue and the obligations acquired therewith.

            (2)  Not less frequently than each Computation Date with respect to each Issue, fail to calculate the Rebatable Amount in accordance with rules set forth in section 148(f) of the Code and the Tax Regulations and rulings thereunder, which Borrower shall maintain with its official transcript of proceedings relating to the issuance of the Issue until six years after the final Computation Date in respect of that Issue.

            (3)  Fail to make rebate payments at the times and in the amounts as are or may be required by section 148(f) of the Code and the Tax Regulations and rulings thereunder, which payments shall be accompanied by Form 8038-T or such other forms and information as is or may be required by section 148(f) of the Code and the Tax Regulations and rulings thereunder.

            (4)  Fail to exercise reasonable diligence to assure that no errors are made in the calculations and payments required by paragraphs (2) and (3), or if an error is made, to discover and promptly correct such error within a reasonable amount of time thereafter (and in all events within one hundred eighty days after discovery of the error), including payment to the United States of any additional Rebate Amount owed to it, interest thereon, and any penalty imposed under section 1.148-3(h) of the Tax Regulations.

          (h)  Not to Divert Arbitrage Profits. Except to the extent permitted by section 148 of the Code and the Tax Regulations and rulings thereunder enter into any transaction that reduces the amount required to be paid to the United States pursuant to clause (g) of this Section with respect to such Issue because such transaction results in a smaller profit or a larger loss than would have resulted if the transaction had been at fair market value as required by Section 1.148-5(d)(3) of the Tax Regulations (as defined by Section 1.148-5(d)(6) thereof).

          (i)    Elections. Fail to designate an appropriate officer of Borrower to make elections permitted or required pursuant to the provisions of the Code or the Tax Regulations, as such representative (after consultation with Bond Counsel) deems necessary or appropriate in connection with the Tax Exempt Notes, in a Tax Certificate or similar or other appropriate certificate, form or document.

        6.18    Synthetic Leases.    Enter into or assume any Synthetic Lease.

ARTICLE 7
RECOURSE COVENANTS

        So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the approval of the Requisite Lenders) otherwise consents:

        7.1    Continual Operation of the Thunder Valley Casino.    Except as may be limited by Force Majeure, continuously operate the Thunder Valley Casino in the manner that it is contemplated on the Closing Date to be operated, and in any event in compliance with the Gaming Ordinance, all applicable Laws and the Compact, and refrain from conducting any gaming activities (including without limitation all Class II and Class III gaming activities (as defined in IGRA)) through any Person, agency or instrumentality other than Borrower or at any location other than the Thunder Valley Casino, except to the limited extent permitted by Section 7.5.

        7.2    Remittance of Available Cash Flow.    To the extent that Available Cash Flow exists, promptly and in any event within two Business Days following demand by the Administrative Agent (with such demand to be made only following the date upon which any such payment is due hereunder and has not been made by Borrower), remit to the Administrative Agent from Available Cash Flow all payments of principal, interest, fees and other amounts then payable to the Creditors under the Loan Documents.

        7.3    Sovereign Immunity; Jurisdiction and Venue.    Refrain from asserting that the provisions of this Agreement (and in particular Sections 12.17, 12.25, and 12.31), the other Loan Documents and the Material Documents are not valid, binding and legally enforceable against Borrower in accordance with their respective terms, and reaffirm in writing upon request of the Administrative Agent the valid, binding and enforceable nature of the provisions of this Agreement (and in particular Sections 12.17, 12.25 and 12.31), the other Loan Documents and the Material Documents.

        7.4    Preservation of Existence; Operation.    Do all things necessary to maintain the existence of Borrower as a federally recognized Indian Tribe and as an Indian Tribal government within the meaning of Sections 7701(a)(40)(A) and 7871(a) of the Code.

        7.5    Ownership of The Thunder Valley Casino; Management.    Not form or acquire any corporation or other business entity for the purpose of directly or indirectly owning the Thunder Valley Casino or any interest therein, or engage any manager for the Thunder Valley Casino other than Station or its Affiliates without the prior written approval of the Administrative Agent acting on behalf of the Lenders, provided that Borrower shall be entitled to form one or more wholly-owned Subsidiaries for the purpose of owning or operating the assets of Borrower provided that concurrently with their formation such Subsidiaries execute a guarantee of the Obligations, the Collateral Documents and the Loan Documents which are in form and substance acceptable to the Administrative Agent and any and all other documents reasonably required by the Administrative Agent in connection with the Loan Documents.

        7.6    Prohibited Transactions.    Not make any Distribution, or enter into any other transaction, in each case to the extent that the same are prohibited by Sections 6.5 or 6.9.

        7.7    Amendments to Certain Documents.

          (a)  Not amend, modify or waive any term or provision of the Compact, the Gaming Ordinance or any Material Document, or waive any rights thereunder in any respect which is materially adverse to the interests of the Administrative Agent and the Lenders unless approved by the Requisite Lenders in their sole discretion; or

          (b)  In any event, not consent to any amendment, modification, or waiver of any term or provision of any Material Document in any material respect without thirty days' prior written notice to the Lenders;

  provided that this Section 7.7 shall not be construed to limit the ability of Borrower to amend any of the Material Documents which does not have a proximate impact upon Gaming Property, the gaming operations of Borrower or the revenues attributable to such gaming operations.

        7.8    Impairment of Contracts; Imposition of Governmental Charges.

          (a)  Except as required by applicable state or federal Law, not adopt, enact, promulgate or otherwise place into effect any tribal Law that would have a Material Adverse Effect or which impairs or interferes, or could impair or interfere, in any material manner, with any right or remedy of the Creditors, the Obligations of Borrower under this Agreement or the other Loan Documents (it being understood and agreed that any such tribal Law which is adopted, enacted, promulgated or otherwise placed into effect without the consent of all of the Lenders shall, with respect to the Loan Documents, the rights and remedies of the Creditors thereunder, and the Obligations, be void and of no effect); or

          (b)  Not demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Sections 6.5 or 6.9) or impose any regulatory or licensing requirement against Borrower, its customers or guests, its operations or Gaming Property (including without limitation the Thunder Valley Casino), the Creditors, the employees, officers, directors, patrons or vendors of Borrower, other than (i) charges upon Borrower to pay the actual and reasonable regulatory expenditures of Borrower's Gaming Agency, (ii) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes (other than income taxes) imposed by Borrower on its Gaming Property, its patrons, or operations, provided that the rate and scope of such taxes shall not be more onerous than those which are imposed by the State of California upon similar activities within its jurisdiction, and (iii) fees imposed on Borrower by NIGC under IGRA.

        7.9    Segregation of Gaming Property. Not:

          (a)  Fail to segregate all Gaming Property, including all funds and bank accounts, from the other Property of Borrower; or

          (b)  Commingle any Gaming Property of Borrower (including any funds or bank accounts) with any Non-Gaming Property or with any Property of its Affiliates.

        7.10    Trust Property.    Not convey into trust with the federal government of the United States of America, to be held for the benefit of Borrower or any of its Affiliates, any Gaming Property of Borrower other than interests in real property.

        7.11    Recourse Obligations; Liens on Gaming Property.    Not create, incur, assume or suffer to exist any Recourse Obligation which is not permitted by Section 6.8, or any Lien or other encumbrance upon Gaming Property which is not permitted by Section 6.7.

        7.12    Bankruptcy Matters; Etc.

          (a)  Not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Creditors provided for in the Loan Documents;

          (b)  Not, and not permit any of Borrower's representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over the Thunder Valley Casino; and

          (c)  Borrower agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to Borrower, the Creditors shall be entitled to receive payment in full of all Obligations before any payment or distribution is made to Borrower.

        7.13    Impairment of Contracts.    Borrower agrees that any action taken in violation of Sections 7.7, 7.8 or 7.12 shall be deemed in contravention of the Constitution and 25 U.S.C. Section 1302.

        7.14    Tax Exempt Loans.    Take all actions necessary to maintain, and not take or permit any other Person to take any action which would have the result of adversely affecting, the status of (a) the interest on each Tax Exempt Loan as not includable in the gross income of the Lenders for federal income tax purposes, (b) each Tax Exempt Loan as not an "arbitrage bond" under Section 148 of the Code, and (c) each Tax Exempt Loan as a "qualified tax exempt obligation" under Section 265(b) of the Code.

ARTICLE 8
INFORMATION AND REPORTING REQUIREMENTS

        8.1    Financial and Business Information.    So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid, or any portion of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

          (a)  As soon as practicable, and in any event within 30 days after the end of each calendar month, a monthly revenue report certified by a Senior Officer of Borrower with a breakout of gaming categories, occupancy percentage, average daily room rate and Gaming EBITDAM for that calendar month (including both revenues for that month and related year-to-date revenues), together with a narrative description of the results of operations during that calendar month;

          (b)  As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (including the fourth Fiscal Quarter in any Fiscal Year), the balance sheet of the Casino Operations as at the end of such Fiscal Quarter, the statement of operations for the Casino Operations as at the end such Fiscal Quarter, and the Casino Operations statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and with comparisons to the combined results of operations, on a pro forma basis for the same Fiscal Quarter in the prior year. Such financial statements shall be certified by a Senior Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Casino Operations in accordance with Generally Accepted Accounting Principles (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments;

          (c)  As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, (i) the balance sheet of the Casino Operations as at the end of such Fiscal Year and the statements of operations, and cash flows of the Casino Operations for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report of one of the four largest public accounting firms in the United States of America or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders, which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any other qualification or exception determined by the Requisite Lenders in their good faith business judgment to be adverse to the interests of the Lenders. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.11 through 6.14, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement;

          (d)  As soon as practicable, and in any event within 180 days after the end of each fiscal year of Borrower, the audited financial statements of Borrower in respect of its consolidated governmental operations;

          (e)  As soon as practicable, and in any event within 45 days after the commencement of each Fiscal Year, a budget and projection for the Casino Operations by Fiscal Quarter for that Fiscal Year and by Fiscal Year for the next two succeeding Fiscal Years, including for the first such Fiscal Year, projected balance sheets, statements of operations and statements of cash flow and, for the second and third such Fiscal Years, projected condensed balance sheets and statements of operations and cash flows, of the Casino Operations, all in reasonable detail;

          (f)    Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Tribal Council, the Development Board or the Business Board by independent accountants in connection with the accounts or books of the Casino Operations, or any audit of any of the Casino Operations;

          (g)  Promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication with respect to Casino Operations sent to the enrolled members of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section;

          (h)  Not later than the fifteenth day of each calendar month, such information as may be required for the completion of the monthly Construction Progress Report;

          (i)    Promptly after request by the Administrative Agent or any Lender, copies of any other report or other document that was filed by Borrower with any Governmental Agency (other than routine applications and reports filed by Borrower with any Gaming Board);

          (j)    As soon as practicable, and in any event within ten Business Days after a Senior Officer of Borrower becomes aware of the occurrence of any material (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than five Business Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

          (k)  As soon as practicable, and in any event within two Business Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two Business Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

          (l)    Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $10,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or material lease in excess of $10,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, (iv) any labor union has notified Borrower of its intent to strike Borrower on a date certain, (v) any

  Gaming Board has indicated its intent to consider or act in any manner which would result in the suspension or termination of any material gaming activities at the Thunder Valley Casino or the imposition of a fine or penalty of $1,000,000 or more with respect to Borrower, or (vi) any Governmental Agency has notified Borrower of the commencement of any material action, suit, proceeding or investigation against Borrower by such Governmental Agency, including any action, suit, proceeding or investigation relating to any Hazardous Materials Laws, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;

          (m)  Promptly upon any Senior Officer of Borrower becoming aware that the Internal Revenue Service has commenced any review of whether the interest on any Tax Exempt Loan is includable in the gross income of the owners thereof for federal income tax purposes, or whether any Tax Exempt Loan constitutes a "qualified tax exempt obligation" under Section 265(b) of the Code, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;

          (n)  Promptly and in any event within two Business Days following the date upon which Borrower becomes aware that a Change in Control is reasonably likely to occur or that any Change in Control has actually occurred, notice thereof;

          (o)  Concurrently with the making of any Sub Debt Contributions, notice of the amount thereof and (to the extent that the same are made prior to the Completion Date), within fourteen days thereafter, a revised Approved Budget showing the allocation of the amounts thereof to line items of the Approved Budget;

          (p)  Prior to the making of any Distributions (other than Priority Distributions) or the prepayment of any Sub Debt Contributions, a certificate signed by a Senior Officer of the Borrower certifying Borrower's Fixed Charge Coverage Ratio is in compliance with Section 6.13, after giving pro forma effect to the making of such Distribution or such prepayment of Sub Debt Contribution; and

          (q)  Such other data and information as from time to time may be reasonably requested by the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.

        8.2    Compliance Certificates.    So long as any Advance remains unpaid, or any Letter of Credit remains outstanding or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall, at its sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 8.1(b) and 8.1(c), Compliance Certificates signed by the Tribal Casino Executive and countersigned by a Senior Officer of Station Management.

ARTICLE 9
CONDITIONS

        9.1    Initial Advances on the Closing Date.    The obligation of each Lender to make the initial Advance to be made by it on the Closing Date, is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

          (a)  The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

            (1)  executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, the Lenders and Borrower;

            (2)  a Revolving Note executed by Borrower in favor of each Lender having a Pro Rata Share of the Revolving Commitment, each in a principal amount equal to that Lender's Pro Rata Share of the Revolving Commitment;

            (3)  a Tax Exempt Note executed by Borrower in favor of each Lender having a Pro Rata Share of the Tax Exempt Commitment, each in a principal amount equal to that Lender's Pro Rata Share of the Tax Exempt Commitment;

            (4)  the Swing Line Note executed by Borrower in favor of the Swing Line Lender;

            (5)  a Term Note executed by Borrower in favor of each Lender having a Pro Rata Share of the Term Commitment, each in a principal amount equal to that Lender's Term Commitment;

            (6)  with respect to Borrower and Station, such documentation as the Administrative Agent may reasonably require to establish their due organization, valid existence and good standing, their qualification to engage in business, authority to execute, deliver and perform any Loan Documents or Material Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf;

            (7)  the Security Agreement;

            (8)  Deposit Account Agreements with respect to each existing Operating Account;

            (9)  the Completion Guaranty;

            (10) the Make-Well;

            (11) the Subordination Agreement executed by Station;

            (12) a certificate of insurance issued by Borrower's insurance carrier or agent with respect to the insurance required to be maintained pursuant to Section 5.3 together with a loss-payee/additional insured endorsement in favor of Administrative Agent;

            (13) the Opinions;

            (14) a Request for Loan in compliance with Article 2 (or in the appropriate case, a Request for Letter of Credit in compliance with Article 2);

            (15) the fee letter described in Sections 3.2, 3.3 and 3.5;

            (16) such assurances as the Administrative Agent deems appropriate that the relevant Gaming Boards have approved the transactions contemplated by the Loan Documents and the Material Documents to the extent that such approval is required by applicable Gaming Laws;

            (17) a Certificate signed by the Chairperson of the Tribal Council of Borrower certifying that the attached copy of each of the Material Documents is true, correct and complete;

            (18) a Certificate signed by the Chairperson of the Tribal Council of Borrower and a Senior Officer of Station certifying that the attached copies of the Management Agreement, Development Agreement and the promissory note evidencing the Existing Station Sub Debt are true, correct and complete and certifying that, as of the Closing Date, no Default or Event of Default has occurred and remains continuing thereunder;

            (19) such evidence that the Administrative Agent may reasonably require to establish that Borrower has adopted building and safety codes as contemplated by the Compact;

            (20) such evidence that the Administrative Agent may reasonably require to establish that the Tribal Gaming Agency has licensed Station, Station Management and Station Development under the Compact;

            (21) such evidence that the Administrative Agent may reasonably require to establish that the Borrower's governmental gaming authority has licensed each of the Lenders under the Compact or shall have issued appropriate exemptions from any such licensing requirements;

            (22) such environmental studies and reports relating to the Gaming Assets as Administrative Agent deems appropriate, each of which shall be in form and substance acceptable to the Administrative Agent;

            (23) the NIGC shall have issued a finding of no significant impact under NEPA with respect to the Thunder Valley Casino or such other assurances as the Administrative Agent shall have requested;

            (24) the Authorization; and

            (25) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

          (b)  The upfront fees payable on the Closing Date pursuant to Section 3.3 shall have been concurrently paid.

          (c)  The agency fees payable on the Closing Date pursuant to Section 3.6 shall have been concurrently paid.

          (d)  The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 12.3, and invoiced to Borrower prior to the Closing Date, shall have been concurrently paid.

          (e)  The representations and warranties of Borrower contained in Article 4 shall be true and correct.

          (f)    Borrower and Station shall be in compliance with all the terms and provisions of the Loan Documents to which each is respectively a party, and giving effect to the initial Advance, no Default or Event of Default shall have occurred and be continuing.

          (g)  All legal matters relating to the Loan Documents shall be satisfactory to Sheppard, Mullin, Richter & Hampton, LLP, special counsel to the Administrative Agent.

          (h)  The Administrative Agent shall have received evidence satisfactory to it of the final approval of the Compact and the approval by the NIGC of the Management Agreement and (to the extent required by IGRA or other applicable laws) of the Development Agreement.

          (i)    Borrower shall have executed and delivered to Station a subordinated promissory note in form and substance acceptable to the Lenders evidencing the Existing Station Sub Debt, a true and correct copy of which shall have been delivered to the Administrative Agent.

          (j)    Station and all other required parties shall have entered into an amendment to the Station Loan Agreement pursuant to which all mandatory investments of Station in the Borrower contemplated by the Completion Guaranty and the Make-Well shall be permitted under the Station Loan Agreement, and the credit facilities thereunder shall be subjected to a reserve for the making of all such mandatory investments.

        9.2    Advances Under the Tax Exempt Commitment.    The obligation of each Lender having a Pro Rata Share of the Tax Exempt Commitment to make any Advance thereunder, is subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):

          (a)  On or prior to the date of the making of any Tax Exempt Loan, Borrower shall provide the Administrative Agent an opinion of Bond Counsel stating that (i) the interest on such Tax Exempt Loan is not includable in the gross income of the Lenders having Pro Rata Shares thereof for federal income tax purposes, (ii) such Tax Exempt Loan does not constitute an "arbitrage bond" under Section 148 of the Code, (iii) such Tax Exempt Loan qualifies as a "qualified tax exempt obligation" under Section 265(b) of the Code, and (iv) the making of such Tax Exempt Loan does not adversely affect the status of any Tax Exempt Loan previously made under the Tax Exempt Commitment as a "qualified tax exempt obligation" under Section 265(b) of the Code.

          (b)  On or prior to the date of the making of any Tax Exempt Loan, the officer of Borrower charged with the responsibility for issuing such Tax Exempt Loan shall execute and deliver to the Administrative Agent a certificate in accordance with the provisions of Section 148 of the Code, and Sections 1.148-0 through 1.148-11, 1.150-1 and 1.150-2 of the Treasury Regulations, stating that on the basis of facts, estimates and circumstances in existence on the date of issue of such Tax Exempt Loan, it is reasonably expected that the proceeds of the Tax Exempt Loan will be used in a manner that would not cause the Tax Exempt Loan to be an "arbitrage bond" within the meaning of Section 148 of the Code and the Treasury Regulations.

Borrower hereby irrevocably designates each Tax Exempt Loan as a "qualified tax-exempt obligation" for purposes of Section 265(b)(3) of the Code relating to the disallowance of interest expense for financial institutions, and hereby finds that the reasonably anticipated amount of qualified tax-exempt obligations (within the meaning of Section 265(b)(3) of the Code) which will be issued by Borrower and all subordinate entities thereof during any calendar year will not exceed $10,000,000.

        9.3    Any Advance.    The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue a Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders, in their sole and absolute discretion, shall agree otherwise):

          (a)  except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.5 (first sentence), 4.13, 4.20 and 4.24 (but only if Borrower is diligently engaged in measures that will result in compliance with all Hazardous Materials Laws)) shall be true and correct on and as of the date of the Advance as though made on that date;

          (b)  other than matters described in Schedule 4.13 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or Station or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

          (c)  the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(d), if applicable) or the Issuing Lender shall have received a Request for Letter of Credit, as the case may be, in compliance with Article 2; and

          (d)  the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

Notwithstanding the foregoing, the Borrower shall not be entitled to request any Loan or Swing Line Loan on any date when there is a positive balance in the Completion Account, but shall instead make application to the Administrative Agent for release of the funds contained therein to the extent necessary to pay amounts then due in connection with the design, development and construction of the Thunder Valley Casino. In connection with any such application, the Borrower shall deliver a written statement to the effect that all of the conditions to Loans and Swing Line Loans set forth in this Section above have been satisfied, shall specify the purpose for which the requested Loan or Swing Line Loan is to be made, and shall provide such other information as may be requested by the Administrative Agent. In its discretion, the Administrative Agent shall be entitled to distribute the proceeds of any such Loan or Swing Line Loan directly to the contractor, subcontractor or vendor which has provided goods, work or services in respect of the Thunder Valley Casino.

ARTICLE 10
EVENTS OF DEFAULT

        10.1    Events of Default.    The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

          (a)  Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

          (b)  Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.4, 3.5 or 3.6, or any portion thereof, within two Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Loan Document, or any portion thereof, within five Business Days after demand therefor; or

          (c)  Borrower fails to comply with any of the covenants contained in Article 6, other than the covenants contained in Sections 6.6, or 6.9; or

          (d)  Borrower fails to comply with any of the covenants contained in Article 7, or any of the covenants of Borrower contained in Article 12; or

          (e)  Borrower fails to comply with Section 8.1(k) in any respect that is materially adverse to the interests of the Lenders; or

          (f)    Borrower, Station, Station Management, Station Development or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c), (d) or (e) above) contained in any Loan Document on its part to be performed or observed within ten Business Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

          (g)  Any representation or warranty of Borrower, Station, Station Management, Station Development or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower, Station, Station Management, Station Development or such Party pursuant to any Loan Document, proves to have been incorrect in any material respect when made or reaffirmed; or

          (h)  At any time (i) Borrower fails to pay the principal, or any principal installment, of any present or future Indebtedness of $2,000,000 or more, or any guaranty or other Contingent Obligation with respect to Indebtedness of $2,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) Borrower fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future Indebtedness of $2,000,000 or more, or of any guaranty or other Contingent Obligation of present or future Indebtedness of $2,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due; or

          (i)    At any time (i) Borrower fails to pay the principal, or any principal installment, of any present or future Recourse Obligation of $2,000,000 or more, or any guaranty of or other Contingent Obligation which is a Recourse Obligation of $2,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) Borrower fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future Recourse Obligation of $2,000,000 or more, or of any guaranty or other Contingent Obligation of present or future Recourse Obligation of $2,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due; or

          (j)    Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Requisite Lenders, is materially adverse to the interests of the Lenders; or Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind the same or any provision thereof; or

          (k)  Prior to the Make-Well Release Date, Station or any of its Subsidiaries fails to pay the principal, or any principal installment, under the Station Loan Agreement or of any other present or future Indebtedness of $10,000,000 or more, or any guaranty of present or future Indebtedness of $10,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Station or any of its Subsidiaries to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

          (l)    Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation; or the trustee for, or any holder of, a Subordinated Obligation breaches any subordination provision applicable to such Subordinated Obligation; or

          (m)  A final judgment against Borrower is entered for the payment of money in excess of $2,000,000 and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty calendar days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty calendar days after its issue or levy; or

          (n)  Borrower institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for ninety calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for ninety calendar days; or

          (o)  Prior to the Make-Well Release Date, Station or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for ninety calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for ninety calendar days; or

          (p)  Borrower at any time ceases to be a federally recognized Indian Tribe; or

          (q)  The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

          (r)  A final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

          (s)  Any Pension Plan maintained by Borrower or any of its ERISA Affiliates is determined to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA and the result is a Material Adverse Effect or Borrower or any of its ERISA Affiliates incurs any withdrawal liability in respect of any Multiemployer Plan which is in an amount in excess of $5,000,000 which withdrawal liability is not paid or otherwise satisfied within thirty days; or

          (t)    Following the Completion Date, the occurrence of any event or circumstance which results in the failure of Borrower to have any material portion of the Thunder Valley Casino open to conduct Class II and Class III gaming activities for any reason for more than five consecutive days; or

          (u)  The occurrence of any Material Adverse Effect or any Change in Control; or

          (v)  Station purports to revoke the Make-Well or the Completion Guaranty, fails to make any payment thereunder when due or breaches any of the covenants set forth therein and fails to cure any such breach within the periods specified therein; or

          (w)  The failure of the Completion Date to occur by December 31, 2003 (or such later date as may result from the pendency of any Force Majeure), and in any event (whether any event of Force Majeure has occurred or not) by March 31, 2004; or

          (x)  Borrower or any Station Company purports to terminate the Management Agreement or the Development Agreement or a Station Company shall cease to be the primary manager or primary developer for the Thunder Valley Casino or the primary manager of the Casino Operations; or

          (y)  failure of Borrower to maintain its right to operate at least 1256 of the 1906 gaming devices currently allocated to it under the Compact at all times.

        10.2    Remedies Upon Event of Default.    Without limiting any other rights or remedies of the Creditors provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

          (a)  Upon the occurrence of any Event of Default other than an Event of Default described in Section 10.1(n) with respect to Borrower:

            (1)  the Commitments to make Advances, the obligation of the Issuing Lender to issue Letters of Credit, the obligation of the Swing Line Lender to make Swing Line Loans and all other obligations of the Creditors and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower which are expressly waived by Borrower, except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 12.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, and cause the Issuing Lender to issue further Letters of Credit which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

            (2)  the Issuing Lender may, with the approval of the Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

            (3)  the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

          (b)  Upon the occurrence of any Event of Default described in Section 10.1(n) with respect to Borrower:

            (1)  the Commitments to make Advances, the obligation of the Issuing Lender to issue Letters of Credit, the obligation of the Swing Line Lender to make Swing Line Loans and all other obligations of the Creditors and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and such other obligations and rights and make further Advances and to cause the Issuing Lender to issue further Letters of Credit, which determination shall apply equally to, and shall be binding upon, all the Lenders;

            (2)  an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing cash collateral account as collateral hereunder; and

            (3)  the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

          (c)  Upon the occurrence, and during the continuance, of any Event of Default, the Creditors, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity, provided that, it is agreed as amongst the Creditors that, following any Event of Default consisting of a failure of the Borrower to make any payment hereunder when due (whether at stated maturity, by acceleration or otherwise), each Creditor may independently pursue its legal remedies under this Agreement and its Note against the Borrower in respect of any such defaulted payments without the consent of the other Lenders or the Administrative Agent (except to the extent that such payment default has been cured), upon the earliest of (i) the acceleration of the Obligations, (ii) any bankruptcy or insolvency event of the types described in Section 10.1(n) in respect of the Borrower, or (iii) 30 days following the date of such payment default, provided that no individual Creditor may, without the consent of the Requisite Lenders, (x) purport to accelerate the Obligations, (y) exercise rights under the Collateral Documents, the Make-Well or the Completion Guaranty, or (z) to the extent that the Obligations are secured by real property collateral, take any action which would constitute an "action" under any applicable one-action statute in a manner which could prejudice the rights of the other Lenders to pursue their individual or collective remedies.

          (d)  The order and manner in which the Creditors' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Creditors, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by any of the Creditors) of the Creditors, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Creditors, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Creditors under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

          (e)  Notwithstanding the other provisions of this Section, as amongst the Creditors, it is agreed that upon the occurrence of any Event of Default, the Lenders shall promptly enforce their available remedies under the Completion Guaranty and Make-Well to the extent permitted by applicable Law and consistent with prudent lending practices from the perspective of a senior secured lender.

ARTICLE 11
THE ADMINISTRATIVE AGENT

        11.1    Appointment and Authorization.

          (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          (b)  The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 11 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term "Administrative Agent" as used in this Article 11 and in the definition of "Agent-Related Person" included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

        11.2    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts reasonably selected by the Administrative Agent concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

        11.3    Liability of Administrative Agent.    No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof.

        11.4    Reliance by Administrative Agent.

          (a)  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          (b)  For purposes of determining compliance with the conditions specified in Article 9, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

        11.5    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Requisite Lenders in accordance with Article 10; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

        11.6    Credit Decision; Disclosure of Information by Administrative Agent.    Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent- Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

        11.7    Indemnification of Administrative Agent.    Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower or other relevant party. The undertaking in this Section shall survive termination of the Commitment, the payment of all other Obligations and the resignation of the Administrative Agent.

        11.8    Administrative Agent in its Individual Capacity.    Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

        11.9    Successor Administrative Agent.    The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and Swing Line Lender and the respective terms "Administrative Agent," "Issuing Lender" and "Swing Line Lender" shall mean such successor administrative agent, Issuing Lender and swing line lender, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or Swing Line Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 11 and Sections 12.3, 12.11 and 12.22 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above.

        11.10    Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Article 3 and Section 12.3) allowed in such judicial proceeding; and

          (b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article 3 and Section 12.3.

        Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

        11.11    Collateral Matters.    The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) which is subject to a Lien in favor of the holder of Purchase Money Obligations incurred following the Closing Date in conformity with the provisions of this Agreement. Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent's authority to release or subordinate its interest in particular types or items of property pursuant to this Section.

        11.12    Other Agents; Arrangers and Managers.    None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "Syndication Agent," "Co-Lead Arrangers," "Book Manager" or any similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any such Persons in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 12
MISCELLANEOUS

        12.1    Cumulative Remedies; No Waiver.    The rights, powers, privileges and remedies of the Creditors provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 9 hereof are inserted for the sole benefit of the Creditors; the same may be waived as provided in Section 12.2 in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Administrative Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Loan.

        12.2    Amendments; Consents.    Each amendment, modification, supplement, extension, termination, waiver, approval and consent under this Agreement and the other Loan Documents shall be subject to the terms of all applicable Laws, including Gaming Laws. No amendment, modification, supplement, extension, termination (except as permitted by Section 2.9) or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval of Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a Party, signed by each such Party, and, in the case of any amendment, modification or supplement to Article 11, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; provided that (i) without the approval in writing of all of the Lenders having a Pro Rata Share of the Revolving Commitment or the Tax Exempt Commitment (or holding Outstanding Obligations under the Revolving Commitment or the Tax Exempt Commitment), no amendment, modification, supplement, termination, waiver or consent may be effective to amend the definitions of "Revolving and Tax Exempt Reduction Amount" or "Revolver Maturity Date", (ii) without the approval in writing of all the Lenders having a Term Commitment (or holding Outstanding Obligations under the Term Commitment), no amendment, modification, supplement, termination, waiver or consent may be effective to amend the definitions of "Term Reduction Amount" or "Term Maturity Date" and (iii) without the approval in writing of all the Lenders affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

          (a)  To change the principal amount of, the amount of principal, or principal prepayments on, any Note, or to change the amount of the Commitments or the Pro Rata Shares of any Lender, or to reduce the rate of interest or the amount of any commitment fee payable to any Lender without the approval of that Lender, or to change any other fee or amount payable to any Lender under the Loan Documents without the approval of the affected Lender, or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

          (b)  To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any commitment fee, or to extend the term of the Commitments in each case without the consent of the affected Lenders;

          (c)  To release or modify the Completion Guaranty or the Make-Well Agreement (other than in accordance with the terms hereof or thereof) or to defer enforcement of the Completion Guaranty or Make-Well beyond the strictures of Section 10.2(e);

          (d)  To amend the provisions of Section 2.9 or the definitions of "Reduction Date" or "Requisite Lenders";

          (e)  To amend or waive Article 7, Section 6.4 or this Section 12.2;

          (f)    Prior the release of the Make-Well, to amend, modify or waive the provisions of the definition of "Change in Control" or the provisions of Section 7.5, 10.1(x) or any other provision of the Loan Documents which in form or substance requires Station Management to be the manager of the Thunder Valley Casino or which requires Station Management to be wholly-owned by Station, and provided further that following the release of the Make-Well, none of the provisions of this clause (f) shall be subject to amendment, modification or waiver unless the same is approved by the Administrative Agent, the Syndication Agent and Lenders holding Pro Rata Shares which represent not less than 75% of the Commitments;

          (g)  To release any material portion of the Collateral; or

          (h)  To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

        12.3    Costs, Expenses and Taxes.    Borrower shall pay within five Business Days after demand, accompanied by an invoice therefor, (a) the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof, and (b) the Construction Consultant in connection with the monitoring services provided by the Construction Consultant (all as more fully set out in a letter agreement between the Administrative Agent and Borrower). Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Creditors after any Event of Default in connection with the amendment, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower, Station or any Affiliate thereof. Such costs and expenses shall also include, in the case of any amendment or waiver of any Loan Document requested by Borrower, the administrative costs of the Administrative Agent reasonably attributable thereto. Borrower shall pay any and all documentary and other taxes, excluding (i) taxes imposed on or measured in whole or in part by overall net income, gross income or gross receipts and franchise taxes imposed on any Lender by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business", (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America that are not attributable to any change in any Law or the interpretation or administration of any Law by any Governmental Agency and (iii) any withholding tax or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 12.21, to the extent such forms are then required by applicable Laws, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in 12.11 the Creditors from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

        12.4    Nature of Lenders' Obligations.    The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Creditors or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Pro Rata Share of any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Lenders to assume the obligations of a Lender in default or to obtain another Lender, reasonably satisfactory to Borrower, to replace such a Lender in default.

        12.5    Survival of Representations and Warranties.    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any making any Advance of issuing any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

        12.6    Notices and Other Communications; Facsimile Copies.

          (a)  General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

            (i)    if to the Borrower, the Administrative Agent, the Issuing Lender or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on the signature pages of this Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

            (ii)  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified on the signature pages of this Agreement or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the Issuing Lender and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

          (b)  Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (c)  Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 8.1, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

          (d)  Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

        12.7    Execution of Loan Documents.    Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party followed by prompt transmission of an original signature. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

        12.8    Binding Effect; Assignment.

          (a)  This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Creditors, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Notes with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of the Notes must be within the control of such Lender). Any Lender may at any time pledge its Notes or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

          (b)  Each of the Lenders party to this Agreement as of the Closing Date represents and warrants to the Borrower and to each of the other Creditors as of the Closing Date that it is a federally regulated or state-regulated bank, savings and loan, or other federally- or state-regulated lending institution or an agency of the federal, state, or local government. From time to time, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Shares of the Commitments (or any of them, without the requirement that such assignment be a ratable share of each of the Commitments), provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by each of the Administrative Agent and (if no Default has occurred and no Event of Default then exists) Borrower (none of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent as herein below provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitments of the assigning Lender, the assignment shall not assign an aggregate Pro Rata Share of any Commitment that is less than $1,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Shares of the Commitments set forth therein and, to the extent of such Pro Rata Shares, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Notes) to such assignee Lender, Notes evidencing that assignee Lender's Pro Rata Shares of the Commitments, and to the assigning Lender, Notes evidencing the remaining balance Pro Rata Shares, if any, of the Commitments retained by the assigning Lender.

          (c)  By executing and delivering a Assignment Agreement, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Shares of the Commitments being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or Station or the performance by Borrower or Station of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d)  The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment Agreement delivered to it and a register (the "Register") of the names and address of each of the Lenders and the Pro Rata Shares of the Commitments held by each Lender, giving effect to each Assignment Agreement. The Register shall be available during normal business hours for inspection upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment Agreement executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee (which fee shall not be required to be paid in the event that the Eligible Assignee is a Subsidiary of a Lender), Borrower and the Creditors shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Shares of the Commitments listed therein for all purposes hereof, and no assignment or transfer of any such Pro Rata Shares shall be effective, in each case unless and until a Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Shares shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Shares.

          (e)  Each Lender may from time to time grant participations to one or more banks, financial institutions or other Persons in a portion of its Pro Rata Shares of the Commitments (or any of them, without the requirement that such participation be in ratable share of each of the Commitments); provided, however, that (i) such Lender notifies the Administrative Agent and Borrower in writing at least five Business Days in advance of granting such a participation, which notice shall identify the proposed participant, (ii) the proposed participant (if not then a Lender or an Affiliate of the granting Lender) shall be approved by each of the Administrative Agent and (if no Event of Default then exists) Borrower (neither of which approvals shall be unreasonably withheld or delayed), (iii) such Lender's obligations under this Agreement shall remain unchanged, (iv) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (v) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.7, 3.8, 3.17, 12.11 and 12.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (vi) Borrower and the other Creditors shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (vii) the participation interest shall be expressed as a percentage of the granting

  Lender's Pro Rata Share of the relevant Commitment as it then exists and shall not restrict an increase in the Commitments, or in the granting Lender's Pro Rata Shares, so long as the amount of the participation interest is not affected thereby, (viii) except as set forth below, the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which require the approval of all Lenders and (ix) no Person which is not a bank or other financial institution shall be granted a participation in any Commitment other than the Term Commitment. Without limitation on the foregoing provisions of this clause (e), it is acknowledged that, pursuant to the Completion Guaranty, Station may be granted participations in Term Loans made by Bank of America to the extent described therein, to the extent not prohibited by the Compact or applicable Law, but that the voting rights of Station in respect to the Term Loans shall be limited as set forth therein. Notwithstanding clauses (ii) and (viii) of this paragraph (e), if it is agreed that Bank of America may grant participations in term Loan to any Persons to the extent not prohibited by the Compact or other applicable Law, and may delegate all voting rights associated with the underlying Term Loans to the participants, it being understood that Bank of America may vote its Pro Rata Share of the Commitments in different or conflicting manners as a result. Notwithstanding clause (ii) above, to the extent not prohibited by the Compact or applicable Law, any Lender may grant participations to any Person without the consent of the Borrower or the Administrative Lender, provided that (y) notwithstanding clause (viii) above, the consent of any such Person holding a participation interest shall not be required for amendments or waivers of provisions of the Loan Documents, and (z) each Lender which grants any such participation shall vote its entire Pro Rata Share either affirmatively or negatively in any matters which arise while any such participation is outstanding.

          (f)    Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to one or more special purpose funding vehicles (each, an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide all or any part of any Loan or Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and each SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no assignment shall be made to any Person if such assignment would result in a violation of any Gaming Laws or otherwise require the consent or approval of any Gaming Board. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, and the other Creditors, Borrower and each other Party shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans and Advances made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitments of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, provided that the Granting Lender for each SPC hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section 12.8, any SPC may (i) with notice to, but without the prior written consent of, Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder), provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Loan Documents except for those amendments or waivers for which the consent of participants is required under Section 12.8(e)(vi), and (ii) disclose on a confidential basis (in the same manner described in Section 12.14) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

        12.9    Right of Setoff.    If an Event of Default has occurred and is continuing, the Administrative Agent (without prior approval by the Requisite Lenders) or any Lender (but in the case of the Lenders only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and any of its Property in its possession against the Obligations, provided that, it is agreed as amongst the Creditors that, following any Event of Default consisting of a failure of the Borrower to make any payment hereunder when due (whether at stated maturity, by acceleration or otherwise), each Creditor may independently exercise rights of offset in respect of the Loan Agreement and its Note against the Borrower in respect of any such defaulted payments without the consent of the other Lenders or the Administrative Agent (except to the extent that such payment default has been cured), upon the earliest of (i) the acceleration of the Obligations, (ii) any bankruptcy or insolvency event of the types described in Section 10.1(n) in respect of the Borrower, or (iii) 30 days following the date of such payment default, provided that no individual Creditor may, without the consent of the Requisite Lenders, (x) purport to accelerate the Obligations, (y) exercise rights under the Collateral Documents, the Make-Well or the Completion Guaranty, or (z) to the extent that the Obligations are secured by real property collateral, take any action which would constitute an "action" under any applicable one-action statute in a manner which could prejudice the rights of the other Lenders to pursue their individual or collective remedies.

        12.10    Sharing of Setoffs.    Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

        12.11    Indemnification by Borrower.    Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 12.11 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

        12.12    Nonliability of the Lenders.    Borrower acknowledges and agrees that:

          (a)  Any inspections of any Property of Borrower or Station made by or through the Creditors are for purposes of administration of the Loans and Letters of Credit only and Borrower and its Affiliates are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower or Station);

          (b)  By accepting or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Creditors;

          (c)  The relationship between Borrower and the Creditors is, and shall at all times remain, solely that of borrower and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary or other "special" relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon; and

          (d)  The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnifies and holds the Creditors harmless on the terms set forth in Section 12.11 from any such loss, damage, liability or claim.

        12.13    No Third Parties Benefited.    This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans, and is made for the sole benefit of Borrower, the Creditors, and the Creditors' successors and assigns. Except as provided in Sections 12.8, 12.11 and 12.22, no other Person shall have any rights of any nature hereunder or by reason hereof.

        12.14    Confidentiality.    Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders and Affiliates of such Lender, provided that each such Affiliate receiving such information shall be bound by the provisions of this Section 12.14 as if it were a Lender hereunder, and shall execute in favor of Borrower such documentation with respect thereto as Borrower shall request in writing; (b) to legal counsel and accountants for Borrower or any Lender; (c) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section; (d) to regulatory officials having jurisdiction over that Lender; (e) to any Gaming Board having regulatory jurisdiction over Borrower or Station, provided that each Lender agrees to use its best efforts to notify Borrower of any such disclosure unless prohibited by applicable Laws; (f) as required by Law or legal process or in connection with any legal proceeding to which that Lender and Borrower or Station are adverse parties; and (g) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Notes, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or Station reasonably considered by them to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower or Station to any Person not associated with them without a confidentiality agreement or obligation substantially similar to this Section. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Creditors to Borrower, Station or any other Party.

        12.15    Further Assurances.    Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite

Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

        12.16    Integration.    This Agreement, together with the other Loan Documents and the letter agreements referred to in Sections 3.2, 3.3, 3.5 and 3.6, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        12.17    Governing Law.    Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of California (without regard to the choice of law or conflict of laws provisions thereof).

        12.18    Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        12.19    Headings.    Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

        12.20    Time of the Essence. Time is of the essence of the Loan Documents.

        12.21    Foreign Lenders and Participants.    Each Lender that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), within twenty days after the Closing Date (or after accepting an assignment or receiving a participation interest herein pursuant to Section 12.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all payments to be made to such Lender by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Lender. Thereafter and from time to time, each such Lender shall upon request by Borrower (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Lender by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Lender. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 12.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender which granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

        12.22    Hazardous Material Indemnity.    Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders (and any successor to a Lender) and their respective Affiliates, directors, officers, employees and agents from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses incurred in connection therewith (including reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender), arising directly or indirectly out of (i) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (ii) any activity carried on or undertaken on or off any Real Property by Borrower or any predecessor in title, whether prior to or during the term of this Agreement, and whether by Borrower or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower or any predecessor in title, or any third persons at any time occupying or present on any Real Property (other than a Lender or a representative of a Lender), in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the Creditors. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section (and the obligations of Borrower under Sections 4.24 and 5.10) shall be unlimited obligations of Borrower and shall not be secured by any deed of trust or mortgage on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement, the repayment of all Loans, the expiration or termination of all Letters of Credit and the payment and performance of all other Obligations owed to the Lenders.

        12.23    Gaming Boards.    The Administrative Agent and each of the Lenders agree to cooperate with all Gaming Boards in connection with the administration of their regulatory jurisdiction over Borrower and Station, including the provision of such documents or other information as may be requested by any such Gaming Board relating to Borrower or to the Loan Documents.

        12.24    Independent Covenants.    Each covenant in Articles 5, 6, 7 and 8 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

        12.25    Arbitration Reference.

          (a)  Mandatory Arbitration. At the option of the Administrative Agent (exercised in accordance with consent of the Requisite Lenders) or Borrower, any controversy or claim between or among the parties arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall be determined by arbitration, provided that no decisions or actions reserved exclusively to tribal governments by IGRA or other federal Laws shall be subject to arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (b)  Provisional Remedies, Self-Help and Foreclosure. No provision of this section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At the Requisite Lenders' option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.

          (c)  Limitation. This Section shall not be construed to require arbitration by the Creditors of any disputes which now exist or hereafter arise amongst themselves which do not involve Borrower and are not related to this Agreement and the Loan Documents.

          (d)  Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 12.25 is specifically enforceable against such party by the other parties.

        12.26    PURPORTED ORAL AMENDMENTS.    BORROWER AND THE CREDITORS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY CREDITOR THAT DOES NOT COMPLY WITH SECTION 12.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

        12.27    WAIVER OF RIGHT TO TRIAL BY JURY.    EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        12.28    Lender Covenant .    In any action or proceeding to enforce the Loan Documents, the Creditors agree that they shall have no recourse to Non-Gaming Property, except to the extent that

Borrower has not fully and faithfully complied with the covenants set forth in Article 7, in which case the Creditors shall be automatically and irrevocably freed from the covenant set forth in this Section and have recourse to the Non-Gaming Property to such extent. In any event, in any action or proceeding to enforce the Loan Documents, the Creditors agree that they shall, to the extent then permitted by applicable Law, take commercially practicable steps to enforce any claim for damages awarded to the Creditors by any court, tribunal, arbitrator or other decision maker against the Gaming Property prior to taking general recourse to Borrower and the Non-Gaming Property. The provisions of this Section shall not be construed to require exhaustion by the Creditors of any remedies against the Gaming Property prior to having recourse, in the proper case, against Borrower and Non-Gaming Property.

        12.29    Attorney Costs, Expenses and Taxes.    The Borrower agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 12.29 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

        12.30    Reliance on Authorization.    Until Borrower has delivered a written notice of revocation to the Administrative Agent expressly revoking the Authorization, the Administrative Agent and each Creditor shall be entitled to rely, and shall be fully protected in relying, upon any request, writing, communication, notice, certificate or other document, including without limitation any Request for Loan or Request for Letter of Credit believed by it to be genuine and correct and to have been signed, sent or made by any person authorized to do so pursuant to the Authorization. Pursuant to the Authorization, Borrower has appointed Station Management as its agent for the management of the credit facilities provided hereunder, and the Creditors shall be entitled to assume that each act of Station Management with respect to the Loan Documents has been approved and authorized by Borrower. The Borrower shall take such actions as the Administrative Agent may request from time to time to confirm the authority of Station Management under the Authorization, and that the Obligations are valid, binding and enforceable against Borrower.

        12.31    WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.

          (a)  BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS SOVEREIGN IMMUNITY (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FORUM, WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

          (b)  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA AND THE COURTS OF THE UNITED STATES OVER ANY SUCH ACTION AND OVER BORROWER.

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          (c)  THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE CREDITORS AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNIFIED PERSONS REFERRED TO IN SECTION 12.11). THE CREDITORS AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE UNITED AUBURN INDIAN COMMUNITY
By:
Title:

Address for Notices:
The United Auburn Indian Community c/o Howard L. Dickstein, Esquire Dickstein & Merin 2001 P Street, Suite 100 Sacramento, CA 95814 Telecopier: 916/447-8336 Telephone: 916/443-6911
BANK OF AMERICA, N.A., as Administrative Agent
By:	Janice Hammond, Vice President
Address:

Bank of America, N.A.
Agency Management Services
555 South Flower Street, 17th Floor
Los Angeles, California 90017
Attn: Janice Hammond, Vice President
Telecopier: (213) 345-1210
Telephone: (213) 345-1213

BANK OF AMERICA, N.A., as a Lender
By:	Scott Faber, Managing Director
Address:
Bank of America, N.A. 555 South Flower Street, #3283 Los Angeles, California 90071 Attn: Scott Faber, Managing Director Telecopier: (213) 345-1196 Telephone: (213) 345-1215
With a copy to: Bank of America, N.A. 555 South Flower Street (LA-5777) Los Angeles, California 90071 Attn: William S. Newby, Managing Director Telecopier: (213) 345-1194 Telephone: (213) 345-1214
WELLS FARGO BANK, N.A., as a Lender
By:	Clark Wood, Vice President
Address:
Wells Fargo Bank, N.A. Gaming Division, Fourth Floor 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 Attn: Clark Wood, Vice President Telecopier: (702) 791-6365 Telephone: (702) 791-6351
BANK OF SCOTLAND
By:	Joseph Fratus, Vice President
Address for notices:
Bank of Scotland 565 Fifth Avenue New York, New York 10017 Attn: Joseph Fratus, Vice President Telecopier: (212) 557-9460 Telephone: (212) 450-0837

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	George Reynolds, Vice-President
Address for notices:
Deutsche Bank Securities Inc. 31 West 52nd Street, 7th Floor New York, New York 10019 Attn: George Reynolds, Vice-President Telecopier: (646) 324-2112 Telephone: (646) 324-7450
HIBERNIA NATIONAL BANK
By:	Christopher K. Haskew, Vice President
Address for notices:
Hibernia National Bank 333 Travis Street, 3rd Floor Shreveport, Louisiana 71101 Attn: Christopher K. Haskew, Vice President Telecopier: (318) 674-3758 Telephone: (318) 674-3796
COMERICA BANK
By:	Eoin P. Collins, Vice President
Address for notices:
Comerica West Incorporated 3980 Howard Hughes Parkway, Suite 350 Las Vegas, Nevada 89109 Attn: Eoin P. Collins, Vice President Telecopier: (702) 791-2371 Telephone: (702) 791-4802

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  Exhibit 4.17